As filed with the Securities and Exchange Commission on March 27, 2000

                                                      Registration No. 333-43379

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549
                       ----------------------------------
                          POST EFFECTVE AMENDMENT NO. 3
                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ---------------------------------
                                   JVWEB, INC.
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                 (Exact name of Registrant specified in charter)

Delaware                            7389                         76-0552098
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(State of                   (Primary Industrial               (I.R.S. Employer
Incorporation)               Classification)                      I.D.#)

                                  Greg J. Micek

                           5444 Westheimer, Suite 2080

                              Houston, Texas 77056

                               Tel: (713) 622-9287

  -----------------------------------------------------------------------------
           (Address, including zip code of principal place of business and telephone number, including area code of
                   Registrant's principal executive offices.)

            Greg J. Micek                             With a copy to:
               President                            Randall W. Heinrich
     5444 Westheimer, Suite 2080                   Gillis & Slogar, L.L.P.
        Houston, Texas 77056                     1000 Louisiana, Suite 6905
         Tel:  (713) 622-9287                       Houston, Texas 77002
    (Name, address, including zip code                (713) 951-9100
     and telephone number, including
     area code of agent for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                                           CALCULATION OF REGISTRATION FEE

                                                                            Proposed

Title of each class                             Proposed                   maximum
of securities to be        Amount to be     maximum offering              aggregate         Amount of
registered                 registered       price per share            offering price   registration fee

Common Stock               350,000(1)        $1.00                     $    72,950       $  21.52

Class A Warrants         1,500,000(1)        $1.00                      $  391,800       $ 115.58

Common Stock             1,500,000           $1.00                      $1,500,000       $ 442.50
underlying Class
A Warrants

Class B Warrants        3,000,000(2)           -0-                        -0-                  -0-

Common Stock            3,000,000            $2.00                     $ 6,000,000      $1,770.00
underlying Class
B Warrants

Class C Warrants        3,000,000(3)              -0-                        -0-              -0-

Common Stock            3,000,000            $5.00                     $15,000,000      $4,425.00
underlying Class
C Warrants

Common Stock            5,000,000(4)         $1.00                     $ 5,000,000      $1,475.00

Total                  20,350,000           ------                     $27,964,750      $8,249.60 (5)
---------------------

         (1) Approximately 277,050 shares of Common Stock and approximately 1,108,200 Class A Warrants have already distributed to the stockholders of LS Capital Corporation for no consideration from such stockholders. The remaining approximately 72,950 shares of Common Stock and approximately 391,800 Class A Warrants were retained by LS Capital Corporation for sale at prices that were estimated to be, for purposes of fee calculation, $1.00 per share and $1.00 per warrant.

         (2) To be issued to the holders of the Class A Warrants upon the exercise thereof for no consideration from such holders. (3) To be issued to the holders of the Class B Warrants upon the exercise thereof for no consideration from such holders. (4) To be offered on a delayed or continuous basis pursuant to possible business combination transactions in the future at prices equivalent to the then current market price or a slight discount therefrom; for purposes of fee calculation, determined to be $1.00 per share.

         (5)  $8,249.60 has previously been paid.

                                     SUBJECT TO COMPLETION, DATED MARCH 27, 2000

                                   PROSPECTUS

                                   JVWEB INC.

                           5444 Westheimer, Suite 2080

                              Houston, Texas 77056

                            Telephone: (713) 622-9287

                           1,500,000 Class A Warrants

                           3,000,000 Class B Warrants

                           3,000,000 Class C Warrants

            7,500,000 Shares of Common Stock Underlying such Warrants 5,000,000 Shares of Common Stock for Business Combination Transactions

                           --------------------------

         We are a comparatively new company formed to pursue electronic commerce opportunities. We now have a fee-for-service division (which provides certain Internet services) and a brands-under-management division (which offers products, services, content and advertising through sites on the World Wide Web owned either directly or through joint ventures).

                             ----------------------

                                 Trading Symbol:

                         NASD OTC Bulletin Board - JVWB

                             ----------------------


         You should consider carefully the Risk Factors beginning on page 5 of this Prospectus.

                             ----------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                            The  date of this  Prospectus  is  _________________
_____, 2000.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                   The Company

         JVWeb, Inc. (the "Company") was incorporated on October 28, 1997 under the laws of the State of Delaware. The Company was formed for purposes of pursuing electronic commerce opportunities. The Company now has a fee-for-service division (which provides certain Internet services) and a brands-under-management division (which offers products, services, content and advertising through sites on the World Wide Web owned either directly or through joint ventures).

                                  The Offering


Securities Offered                          3,000,000 Class B Warrants
                                            3,000,000 Class C Warrants
                                            7,500,000 Shares of Common Stock

                                                     Underlying the Company's
                                                     Class A Warrants,
                                                     Class B Warrants and
                                                     Class C Warrants (collectively, "Warrants")
                                            5,000,000 Shares of Common Stock
                                                     for Business Combination Transactions

Price                                       Class B Warrant - Issued for no additional consideration upon  conversion of the
                                                     Company's Class A Warrants
                                            Class    C Warrant  - Issued  for no
                                                     additional    consideration
                                                     upon   conversion   of  the
                                                     Company's Class B Warrants

                                            Shares   of Common Stock  Underlying
                                                     the  Warrants  - $1.00  per
                                                     share upon  exercise of the
                                                     Company's Class A Warrants,
                                                     $2.00   per   share    upon
                                                     exercise  of the  Company's
                                                     Class B Warrants  and $5.00
                                                     per share upon  exercise of
                                                     the   Company's   Class   C
                                                     Warrants

                                            Shares   of    Common    Stock   for
                                                     Business        Combination
                                                     Transactions     -     Such
                                                     consideration  as the Board
                                                     of  the  Directors  in  its
                                                     discretion  and  subject to
                                                     its fiduciary  duties shall
                                                     determine

Use of Proceeds Working capital and general corporate purposes.

OTC Bulletin Board Symbols          (2)
  Common Stock                      JVWB
  Class A Warrants                          JVWBW
  Class B Warrants                          (3)
  Class C Warrants                          (3)

Risk Factors                        Purchase of securities being offered hereby
                                    involves a significant degree of risk.  See
                                    "Risk Factors".
------------------
(1) Assumes the exercise of all Warrants and no further issuances of the Company's Common Stock.
(2) Although the Company will be applying for initial quotation of the Class B Warrants and the Class C Warrants on the OTC Bulletin Board, there can be no assurance that the Company will be approved for listing these securities or, if approved, that it will be able to continue to meet the requirements for continued quotation or that a public trading market will develop or be sustained.

(3) The Company expects to obtain trading symbols for the the Class B Warrants and the Class C Warrants at the appropriate time in the future.

                         Material Terms of the Warrants

         Class A Warrants. A holder of a Class A Warrant may acquire one share of Common Stock at a price of $1.00 upon the exercise of the Class A Warrant. Upon exercise of a Class A Warrant, the exercising holder will also receive two Class B Warrants without the payment of any additional consideration. A Class A Warrant may be exercised for a period of three years commencing May 12, 1998. The Company may redeem a Class A Warrant at a redemption price of $.01 whenever the closing sales price of the Company's common stock has been at least $1.25 for 10 consecutive trading days. A holder of a Class A Warrant will forfeit the right to purchase the Common Stock represented by the Class A Warrant called for redemption unless the Class A Warrant is exercised prior to redemption.

         Class B Warrants. A holder of a Class B Warrant may acquire one share of Common Stock at a price of $2.00 upon the exercise of the Class B Warrant. Upon exercise of a Class B Warrant, the exercising holder will also receive one Class C Warrant without the payment of any additional consideration. A Class B Warrant may be exercised for a period of three years commencing after the last Class B Warrant is issued or the last Class A Warrant is redeemed, whichever occurs earlier. The Company may redeem a Class B Warrant at a redemption price of $.01 whenever the closing sales price of the Company's common stock has been at least $2.35 for 10 consecutive trading days. A holder of a Class B Warrant will forfeit the right to purchase the Common Stock represented by the Class B Warrant called for redemption unless the Class B Warrant is exercised prior to redemption.

         Class C Warrants. A holder of a Class C Warrant may acquire one share of Common Stock at a price of $5.00 upon the exercise of the Class C Warrant. A Class C Warrant may be exercised for a period of three years commencing after the last Class C Warrant is issued or the last Class B Warrant is redeemed, whichever occurs earlier. The Company may redeem a Class C Warrant at a redemption price of $.01 whenever the closing sales price of the Company's common stock has been at least $5.50 for 10 consecutive trading days. A holder of a Class C Warrant will forfeit the right to purchase the Common Stock represented by the Class C Warrant called for redemption unless the Class C Warrant is exercised prior to redemption.

         A holder of the Warrants is subject to a number of risks. For more information about these risks, see "RISK FACTORS," particularly "- The exercise of the warrants depends on the maintenance of a current registration statement, and warrant holders could suffer a loss in the value of the warrants if a current registration statement is not maintained" and - "The warrants may be redeem under certain circumstances at a low redemption price, and this redemption feature could materially adversely affect warrant holders."

                                                    RISK FACTORS

The securities covered by this Prospectus involve a high degree of risk. Accordingly, they should be considered extremely speculative. You should read the entire Prospectus and carefully consider, among the other factors and financial data described herein, the following risk factors:

         OUR EXTREMELY LIMITED OPERATING HISTORY MAKES AN EVALUATION OF US AND OUR FUTURE EXTREMELY DIFFICULT.

         The Company was incorporated in October 1997. Upon incorporation, the Company continued preliminary work commenced by the founder of the Company several months earlier. In view of the length of its operating history, you may have difficulty in evaluating the Company and its business and prospects. You must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. This is particularly true of companies in new and rapidly evolving markets such as electronic commerce. Such risks include an evolving and unpredictable business model and the management of possible rapid growth. To address these risks, we must successfully undertake most of the following activities:

         * Continue to develop the strength and quality of our operations * Maximize the value delivered to our clients * Enhance our current and future brands * Develop and increase our customer bases * Implement and successfully execute our business and marketing strategy

         *        Continue to develop and upgrade our technology and transaction processing systems
         *        Respond to competitive developments
         *        Identify and pursue suitable electronic commerce opportunities
         *        Identify and enter into binding agreements with suitable joint venture partners
         *        Create and constantly improve our Web sites
         *        Provide superior customer service and order fulfillment
         *        Attract, retain and motivate qualified personnel.
         *        Identify and consummate suitable acquisitions

There can be no assurance that we will be successful in undertaking such activities. Our failure to address successfully our risks could materially and adversely affect our business, prospects, financial condition and results of operations. Moreover, the Company has incurred net losses since inception. As of December 31, 1999, we had an accumulated deficit of $1,872,917.

         QUARTERLY,   SEASONAL  AND  OTHER  FLUCTUATIONS  IN  OUR  BUSINESS  AND
OPERATING RESULTS MAY MATERIALLY AND ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

         We expect that our operating results will fluctuate in the future due to a number of factors. We do not control many of these factors. These factors include the following:

         * The level of usage of the Internet * Demand for our products, services and advertising * Our ability to attract new customers at a steady rate * The productivity of our fee-for-service division * Our ability to attract and retain personnel with the necessary strategic, technical and creative skills required to service clients effectively

         *        Our   ability   to   pursue   suitable   electronic   commerce
                  opportunities,   enter  into  suitable   joint   ventures  and
                  consummate suitable acquisitions at a steady rate

         *        The rate at which we add or lose advertisers
         *        The rate at which we or our competitors introduce new
                        products, services or Web sites
         *        Pricing changes for Web-based products, services and
                        advertising

         *        Technical difficulties affecting our Web sites
         *        The amount and timing of capital expenditures and other costs relating to the expansion of our operations
         *        Costs relating to our marketing programs and acquisitions
         *        Client budgetary cycles
         *        Government regulation and legal developments regarding the use of the Internet

         * General economic conditions and economic conditions specific to the Internet and Web sites.

To respond to changes in our competitive environment, we may occasionally make certain service, marketing or supply decisions or acquisitions. We may benefit from these decisions or acquisitions in the long run. However, in the short run, such decisions or acquisitions could materially and adversely affect our quarterly results of operations and financial condition. We also expect that (like other retailers) we may experience seasonality in our businesses in the future. Due to all of the foregoing factors, in some future quarter our operating results may fall below the expectations of investors and any securities analysts who follow our Common Stock. In such event, the trading price of our Common Stock could be materially adversely affected. Further, we believe that period-to-period comparisons of our financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

         WE EXPECT TO HAVE FUTURE CAPITAL NEEDS, AND THE PROCUREMENT OF ADDITIONAL FINANCING TO MEET THESE NEEDS IS UNCERTAIN.

         We currently have no constant and continual flow of revenues. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and future services and the success of our Web sites. We anticipate that during the remainder of fiscal 2000 we will need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding (if needed) will be available on terms acceptable to us. Furthermore, debt financing (if available and undertaken) may involve restrictions limiting our operating flexibility. Moreover, if we issue equity securities to raise additional funds, the following results will or may occur:

         *        The percentage ownership of our existing stockholders will be reduced

         *        Our stockholders may experience additional dilution in net book value per share
         * The new equity securities may have rights, preferences or privileges senior to those of the holders of our Common Stock.

We can not now predict our additional capital requirements because of the uncertainty of our actual capital requirements. However, to pursue our business plan as desired, we believe that our future capital requirements will exceed our current financial position. We expect to finance our operations for fiscal 2000 through cash flow from operations, proceeds from the exercise of certain outstanding warrants and options to purchase shares of our Common Stock, and the possible private placement of our equity securities. We are looking for sources of additional capital. However, there can be no assurance that we will find such sources. If adequate funds are not available on acceptable terms, we may be prevented from pursing future opportunities, responding to competitive pressures or continuing our business as we have historically. Our failure to pursue future opportunities, respond properly to competitive pressures or continue our business in an appropriate manner could materially and adversely affect our business, results of operations and financial condition.

         WE DEPEND HEAVILY ON THE INTERNET, AND ANY ADVERSE DEVELOPMENT WITH REGARD TO THE INTERNET COULD MATERIALLY ADVERSELY AFFECT US.

         Our future success substantially depends upon continued growth in the use of the Internet and the Web. Such growth seems necessary to support the sale of our products, services and advertising. Rapid growth in the use of the Internet and the Web is a recent phenomenon. There can be no assurance that communication or commerce over the Internet will become more widespread. In addition, if Internet use continues to grow significantly, there can be no assurance that the Internet infrastructure will remain adequate for supporting the increased demands placed upon it. The Internet could lose its viability due to either:

         *        Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or
         *        Increased governmental regulation

Changes in or insufficient availability of telecommunications services to support the Internet also could slow response times and adversely affect usage of the Web and our Web sites. The failure of the Internet use to continue to grow, or failure of the Internet infrastructure to support effectively growth that may occur, could materially adversely affect our business, operating results and financial condition.

         WE ARE EXPOSED TO NUMEROUS RISKS DUE TO POTENTIAL FUTURE TECHNOLOGICAL CHANGE.

         The Internet and electronic markets involve certain characteristics that expose our existing and future Web sites, technologies, service practices and methodologies to the risk of obsolescence. These characteristics included the following:

         *        Rapid changes in technology
         *        Rapid changes in user and customer requirements
         *        Frequent new service or product introductions embodying new technologies

         *        The emergence of new industry standards and practices

Our performance will partially depend on our ability to license leading technologies, enhance our existing services, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of Web sites entails significant technical and business risks. There can be no assurance that we will use new technologies effectively or adapt our Web sites to consumer, vendor, advertising or emerging industry standards. Our inability (for technical, legal, financial or other reasons) to adapt in a timely manner to changing market conditions or customer requirements could materially adversely affect our business, results of operations and financial condition.

         WE RELY ON A NUMBER OF THIRD PARTIES, AND SUCH RELIANCE EXPOSES US TO A NUMBER OF RISKS.

         Our operations will depend on a number of third parties. We will have limited control over these third parties. We will probably not have many long-term agreements with many of them. We do not own a gateway onto the Internet. Instead, we now and presumably always will rely on a network operating center to connect our Web sites to the Internet. We also will rely on a variety of technology that we will license from third parties. Our loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays. These delays could materially adversely affect our business, results of operations and financial condition, until equivalent technology could be identified, licensed or developed and integrated. Furthermore, we will depend on hardware suppliers for prompt delivery, installation and service of servers and other equipment used to deliver our products and services. Our inability to maintain satisfactory relationships with such third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of products and services they provide at a satisfactory standard, could materially adversely affect our business, results of operations and financial condition. In addition, we will also depend upon Web browsers for access to the products, services and advertising that we will offer.

         THE SUCCESS OF OUR BUSINESS DEPENDS TO A GREAT EXTENT ON THE RECRUITMENT AND RETENTION OF INTERNET PROFESSIONALS, AND CURRENTLY COMPETITION FOR THESE PROFESSIONALS IS EXTREMELY INTENSE.

         Our fee-for-service division is labor intensive. Accordingly, the success of this division partially depends on our and our subcontractors' abilities to identify, hire, train and retain consulting professionals who can provide the Internet strategy, technology, marketing, audience development and creative skills required by clients. There is currently a shortage of such personnel. This shortage is likely to continue for the foreseeable future. We and our subcontractors will have to compete intensely with other companies for qualified personnel. There can be no assurance that we and our subcontractors will attract, assimilate or retain other highly qualified technical, marketing and managerial personnel in the future. The inability to attract and retain the necessary technical, marketing and managerial personnel could materially and adversely affect our business, results of operations and financial condition.

         THE ACCEPTANCE OF THE INTERNET AS A MEDIUM FOR COMMERCE IS UNCERTAIN, AND THE FAILURE OF THE INTERNET TO GAIN SUCH ACCEPTANCE COULD MATERIALLY ADVERSELY AFFECT US.

         For our business plan to succeed, a broad base of consumers, vendors and advertisers must adopt the Internet as a medium for commerce. We intend to target consumers, vendors and advertisers who have historically used traditional means of commerce to conduct business. Most of our customers, vendors and advertisers will have only limited experience with the Web as a commercial medium and may not find the Web as an effective medium for transacting business. Moreover, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce by means of Web sites. These critical issues include the following:

         *        Ease of access
         *        Security
         *        Reliability

         *        Cost and quality of service
         *  Development  of the  necessary  infrastructure  (such as a  reliable
         network  backbone)  *  Timely  development  and   commercialization  of
         performance improvements (including high speed modems)

         ELECTRONIC COMMERCE IS A DEVELOPING MARKET AND INVOLVES CONSIDERABLE UNCERTAINTY.

         The electronic market for products, services and advertising has only recently begun to develop and is rapidly changing. As is typical for a new and rapidly evolving market, demand for products, services and advertising over the Internet is considerably uncertain. There exist few proven services and products. Since the market for electronic commerce on the Internet is new and evolving, predictions of the size and future growth (if any) of this market are difficult. Moreover, no standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising. There can be no assurance that such standards will develop sufficiently to support Web-based advertising as a significant advertising medium. In addition, there can be no assurance that advertisers will determine that banner advertising offered on Web sites is an effective or attractive advertising medium. Moreover, there can be no assurance that we will effectively transition to any other forms of Web-based advertising if they develop. Furthermore, certain advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. If generally adopted by users, such software may materially and adversely affect the viability of advertising on the Internet. Our business, results of operations and financial condition could be materially adversely affected if any of the following events occur:

         * The markets for our electronic commerce fail to develop * The markets for our electronic commerce develop more slowly than expected * The markets for our electronic commerce become saturated with competitors * Our electronic commerce fails to achieve market acceptance

         THE SUCCESS OF OUR BUSINESS DEPENDS TO A GREAT EXTENT ON OUR ABILITY TO SELECT EXCELLENT BUSINESS OPPORTUNITIES.

         An integral part of our business strategy is the identification and pursuit of potentially successful electronic commerce opportunities. There can be no assurance that we will be able to identify successful electronic commerce opportunities or that we will be able to pursue these opportunities successfully even if identified. Some of the business opportunities that we have pursued in the past have failed to meet our expectations and have had to be abandoned.
There  is  no  specific  criterion  for  selecting   electronic   opportunities.
Accordingly, we will have significant flexibility in selecting such opportunities. Our failure to select good electronic commerce opportunities could materially and adversely affect our business, results of operations and financial condition.

         WE HAVE NO ASSURANCE THAT OUR BRANDS WILL BE ACCEPTED.

         While we expect to offer the brands of other persons, we also intend to develop our own brands. We believe that, due to the growing number of Internet sites and the relatively low barriers to entry, the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our brands will depend largely on our success in establishing and maintaining a position as a leader in Internet commerce and in providing high quality products and services. There can be no assurance that we will succeed in this regard. To attract and retain customers, vendors and advertisers and to promote and maintain our brands in response to competitive pressures, we may need to increase our marketing and advertising budgets or otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. Our business, results of operations and financial condition could be materially adversely affected if any of the following events occur:

         * We are unable to provide high quality products, services and advertising * We otherwise fail to promote and maintain our brands * We are unable to achieve or maintain a leading position in Internet commerce

         * We incur significant expenses in attempting to achieve or maintain a leading position in Internet commerce or to promote and maintain our brands

         OUR FAILURE TO DEVELOP APPEALING CONTENT AND GRAPHIC COULD MATERIALLY ADVERSELY AFFECT US.

         Content and (to a lesser degree) graphic development relating to our Web sites are key elements to the success of our brands-under-management division. If these sites fail to have solid content (which is modified on a continual basis) and appealing graphics, we expect that consumers, vendors and advertisers will not be attracted to, or will discontinue to visit and utilize, the sites. We expect that (as a consequence) we will fail to develop successfully our brands. We have relied and will continue to rely substantially on content and graphic development efforts of third parties. There can be no assurance that our current or future third-party providers will effectively implement our Web sites, or that their efforts will result in significant revenue to us. Any failure to develop and maintain high-quality and successful Web sites could materially and adversely affect our business, results of operations and financial condition.

         ELECTRONIC COMMERCE INVOLVES A NUMBER OF SECURITY RISKS.

         A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not compromise or breach the algorithms we use to protect customer transaction data. Any such compromise of our security could materially and adversely affect our business, results of operations and financial condition. A party able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of third party contractors involve the storage and transmission of proprietary information (such as credit card numbers), security breaches could expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not materially and adversely affect our business, results of operations and financial condition.

         WE EXPECT TO RELY EXTENSIVELY ON MERCHANDISE VENDORS AND THIRD PARTY MANUFACTURERS OVER WHOM WE WILL HAVE LITTLE CONTROL.

         We expect that we will depend entirely upon vendors and third party manufacturers to supply merchandise for sale through our Web sites. We expect that the availability of merchandise is and will be unpredictable. We expect that we will generally have no long-term contracts or arrangements with our vendors and manufacturers that guarantee the availability of merchandise. There can be no assurance of the following:

         * That our current and future vendors and manufacturers will continue to sell merchandise to or manufacture merchandise for us or otherwise provide merchandise for sale through our Web sites

         * That we will be able to establish new vendor or manufacturer relationships that ensure merchandise will be available.

We will also rely on many of our vendors, manufacturers and joint venture partners to process and ship merchandise to customers. We will have limited control over the shipping procedures of our vendors, manufacturers and our joint venture partners. Shipments by these vendors, manufacturers and joint venture partners may be subject to delays. We expect that most merchandise we will sell will carry a warranty supplied either by the manufacturer or the vendor, and we will not be legally obligated to accept merchandise returns. Nonetheless, we may voluntarily accept returns from customers. We may or may not receive reimbursements from our vendors or manufacturers for accepting such returns. Our business, results of operations and financial condition could be materially adversely affected by any of the following events:

         *        We are unable to develop and maintain satisfactory relation-
                        ships with vendors and manufacturers on acceptable
                  commercial terms
         *        We are unable to obtain sufficient quantities of merchandise
         *        The quality of service provided by our vendors and
                        manufacturers falls below a satisfactory standard
         *        Our level of returns exceeds our expectations

         WE ARE EXPOSED TO THE RISK OF SYSTEM FAILURE, AND SUCH A FAILURE COULD MATERIALLY ADVERSELY AFFECT US.

         Our success largely depends upon communications hardware and computer hardware provided by a third party in a facility located in Arizona. Like all computer systems, this system is vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite our security measures, our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. The occurrence of any of these problems could lead to interruptions, delays, loss of data or cessation in service to users of our services and products. We do not presently have redundant systems or a formal disaster recovery plan, although we are currently in the processing of developing these. We do not now and will not for the foreseeable future maintain business interruption insurance. Any system failure that interrupts or increases response times of our Web sites could result in less traffic to such sites. If sustained or repeated, such failure could reduce the attractiveness to consumers, vendors and advertisers of our products, services and advertising. In addition, a key element of our strategy is to generate a high volume of visits to and activity with respect to our Web sites. An increase in the volume of visits to our Web sites could strain the capacity of the software or hardware we use. This strain could lead to slower response time or system failures. Such events could adversely affect sales of products, services and advertising and the number of impressions received by advertising and thus our advertising revenues.

         OUR SUCCESS DEPENDS TO A GREAT EXTENT ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

         The development of our brands depends significantly on the protection of our trademarks and trade names. We have registered the "JVWeb", "Dad & me", "familylifestyle" and "crisis communications" trademarks in the United States. We also claim common law trade name rights in these and other names. Nonetheless, there can be no assurance that we will be able to secure significant protection for these trademarks. Our current and future competitors or others may adopt product or service names similar to our trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect our trademarks and trade names might materially and adversely affect our business, results of operations and financial condition. In addition, in the future third parties may claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to any such claim, any future claim (with or without merit) could result in one or more of the following:

         *        Significant litigation costs

         *        Diversion of resources, including the attention of management
         *        Our agreement to certain royalty and licensing arrangements

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

         WE COULD BE MATERIALLY ADVERSELY AFFECTED BY FUTURE REGULATORY CHANGES AND CERTAIN CURRENT REGULATIONS APPLICABLE TO OUR BUSINESS.

         We are not currently subject to direct regulation by any government agency in the United States, other than regulations applicable to businesses generally. There are currently few laws or regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. Such legislation could dampen the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium. Such a development could materially and adversely affect our business, results of operations and financial condition. In addition, because our products and services will be available and sold over the Internet in multiple states and foreign countries and because we expect to sell to numerous consumers resident in such states and foreign countries, such a jurisdiction may claim that we are required to qualify to do business as a foreign entity in such jurisdiction. We are qualified to do business in only two states. Our failure to qualify to do business as a foreign entity in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. Any application of laws or regulations of a jurisdiction in which we are not currently qualified could materially and adversely affect our business, results of operations and financial condition.

         BECAUSE OF THE NATURE OF OUR BUSINESS, WE ARE EXPOSED TO A NUMBER OF SOURCES OF OTHER POTENTIAL LIABILITIES.

         Certain of our services will involve the development, implementation and maintenance of applications that are critical to the operations of our clients' businesses. Our failure or inability to meet a client's expectations in the performance of our services could injure our business reputation or result in a claim for substantial damages against us, regardless of our responsibility for such failure. We will attempt to limit contractually our damages arising from negligent acts, errors, mistakes or omissions in rendering our services. However, there can be no assurance that any contractual protections will be enforceable in all instances or would otherwise protect us from liability for damages. In addition, Internet users will be able to download certain materials from our Web sites and subsequently distribute the materials to others. Because of this, claims could be asserted against us (with or without merit) in the future on a variety of legal theories (including defamation, negligence and copyright and trademark infringement) depending on the nature and content of such materials. For example, we could be liable for any of the following:

         *       Libel for any defamatory information we provided about a person
         *       Any losses incurred by a person in reliance on incorrect
                        information we  negligently   provided
         *       Copyright  and  trademark   infringement resulting from
                        information we provided

Moreover, we expect that we may agree with third parties to provide links to such third parties' Web sites. A claimant might successfully argue that by providing such links, we are liable for wrongful actions by such third parties through such Web sites, for such matters as the following:

         *        Defamation
         *        Negligence

         *        Copyright and trademark infringement
         * Losses resulting from the products and services sold by the third party.

We are in the process of procuring general liability insurance. Even if we procure this insurance, the insurance may not cover all potential claims or may not adequately indemnify us for all liability to which we are imposed. Any liability or legal defense expenses not covered by insurance or exceeding our insurance coverage could materially and adversely affect our business, operating results and financial condition.

         OUR OBLIGATION TO INDEMNIFY OUR OFFICERS AND DIRECTORS COULD PREVENT OUR RECOVERY FOR LOSSES CAUSED BY THEM.

         Our Bylaws provide that we must indemnify each director, officer, agent and/or employee to the maximum extent provided for in the General Corporation Law of Delaware. Further, we have purchased and maintain customary officer and director insurance on behalf of certain of these persons. Such insurance may cover certain matters for which we do not have the power to indemnify such persons. Consequently, because of the actions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the United States Securities and Exchange Commission (the "Commission") maintains that indemnification is against the public policy expressed in the Securities Act of 1933 (the "Act"), and is therefore unenforceable.

         WE ARE EXPOSED TO INTENSE COMPETITION.

         The electronic commerce market (particularly on the Internet) is new, rapidly evolving and intensely competitive. Most of our current and potential competitors have longer operating histories, larger customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than we do, and could decide at any time to increase their resource commitments to our market. We expect competition to intensify in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those we offer. Such a development could materially adversely affect our business, results of operations and financial condition. In addition, certain current competitors have established, and certain other current competitors (as well as future competitors) may in the future establish, cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. As a result of their larger size, our competitors may be able to secure merchandise from vendors on more favorable terms than we can. Moreover, they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can. Any of these circumstances could materially adversely affect our business, results of operations and financial condition.

         FUTURE ACQUISITIONS COULD EXPOSE US TO NUMEROUS RISKS.

         As  part  of  our  business  strategy,  we  may  acquire  complementary companies, products, services or technologies. Any acquisition would be accompanied by the risks commonly encountered in an transaction. Such risks include the following;

         *        Difficulty of assimilating the operations and personnel of the acquired companies
         *        Potential disruption of our ongoing business
         *        Inability of management to maximize our financial and
                        strategic position through the successful incorporation of acquired businesses and technologies
         *        Additional expenses associated with amortization of acquired intangible assets
         *        Maintenance of uniform standards, controls, procedures and policies

         *        Impairment of relationships with employees, customers, vendors and advertisers as a result of any integration of new management personnel
         *        Potential unknown liabilities associated with acquired
                        businesses

There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. Due to all of the foregoing, any future acquisition may materially and adversely affect our business, results of operations, financial condition and cash flows. Although we do not expect to use cash for acquisitions, we may be required to obtain additional financing if we choose to use cash in the future. There can be no assurance that such financing will be available on acceptable terms. In addition, if we issue stock to complete any future acquisitions, existing stockholders will experience further ownership dilution.

         WE RELY HEAVILY UPON CERTAIN DIRECTORS AND OFFICERS, AND OUR LIMITED MANAGEMENT RESOURCES MAY NOT BE SUFFICIENT FOR THE FUTURE.

         We substantially depend upon the efforts and skills of Greg J. Micek, a director and the President of the Company. The loss of Mr. Micek's services, or his inability to devote sufficient attention to our operations, could materially and adversely affect our operations. We do not maintain key man life insurance on Mr. Micek. In addition, there can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that we will be successful in attracting highly qualified individuals in key management positions.

         OUR MANAGEMENT HAS LIMITED EXPERIENCE IN CERTAIN ASPECTS OF OUR
BUSINESS.

         We believe that we have ample experience to manage our fee-for-service division. However, our brands-under-management division requires management experience of a different nature. We expect that we will generally have little or no direct experience in the management or operation of the types of businesses represented by the products and services we will offer through our brands-under-management division (either directly or through joint ventures) by means of Web sites. In the case of joint ventures, we expect that our joint venture partners will have a requisite level of experience. However, there can be no assurance that we will be familiar enough with the joint venture's proposed business to ascertain this. Because of our lack of experience, we may be more vulnerable than others to certain risks. We also may be more vulnerable to errors in judgment that could have been prevented by more experienced management. As a result, our lack of previous experience could materially and adversely affect our future operations and prospects.

         A CERTAIN STOCKHOLDER OF THE COMPANY HAS CONTROL OF THE COMPANY, AND CUMULATIVE VOTING AND PREEMPTIVE RIGHTS ARE DENIED TO STOCKHOLDERS.

         Greg J. Micek, a director and the President of the Company, owns approximately 50.4% of the outstanding Common Stock (considered on an undiluted basis). Cumulative voting in the election of Directors is not provided for. Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock (currently Mr. Micek) may elect all of our Board of Directors after completion of the offering. There are no preemptive rights in connection with our Common Stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future.

         THE COMPANY'S AUTHORIZED PREFERRED STOCK EXPOSES STOCKHOLDERS TO CERTAIN RISKS.

         Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock, par value $.01 per share. No shares of Preferred Stock were issued as of March 9, 2000. The authorized Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the Preferred Stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of the Company by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the Preferred Stock could entrench our management. The market price of our Common Stock could be materially and adversely affected by the existence of the Preferred Stock.

         OUR COMMON STOCK HAS A LIMITED TRADING MARKET.

         Our Common Stock trades in the United States only in the over-the-counter market on the OTC Electronic Bulletin Board. Public trading of our Common Stock commenced on June 30, 1998. Thus far, the prices at which our Common Stock has traded have fluctuated fairly widely on a percentage basis. See "PRICE RANGE OF COMMON STOCK." There can be no assurance as to the prices at which our Common Stock will trade in the future, although they may continue to fluctuate significantly. Prices for our Common Stock will be determined in the marketplace and may be influenced by many factors, including the following:

         *        The depth and liquidity of the markets for our Common Stock
         *        Investor perception of us and the industry in which we
                        participate

         *        General economic and market conditions

         WE HAVE OUTSTANDING A LARGE NUMBER OF SHARES OF COMMON STOCK THAT ARE ELIGIBLE FOR SALE UNDER CERTAIN CIRCUMSTANCES, AND SALES, OR EVEN THE MERE POSSIBILITY OF SALES, OF THESE SHARES MAY MATERIALLY ADVERSELY THE PRICE OF THE COMMON STOCK.

         Approximately   11,400,057  shares  of  Common  Stock  are  issued  and
outstanding. We believe that approximately 7,475,000 of these shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act. Rule 144 provides in general that a person (or persons whose shares are aggregated) who has satisfied a one- year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks before such sale. The vast majority of the restricted shares have been outstanding for over one year and thus are eligible for sale under Rule 144. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of two years. Hence, the possible sale of these restricted shares may, in the future dilute an investor's percentage of freely tradeable shares and may depress the price of our Common Stock. Also, if substantial, such sales might also adversely affect our ability to raise additional equity capital. However, most of the approximately 7,475,000 shares believed to be "restricted securities" are held by affiliates of the Company and must (by law) be sold subject to the volume limitations of Rule 144 described above, thus restraining the number of shares that can sold in any period of time.

         WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS.

         We have registered an aggregate of 5,000,000 shares of Common Stock for issuance in possible future business combination transactions. Most of these shares are still available for issuance in the future. Moreover, we have registered an aggregate of 1,000,000 shares of Common Stock for issuance to outside consultants to compensate them for services provided. Most of these shares are still available for issuance in the future. For issuances of shares in connection with acquisitions and issuances to consultants, our Board of Directors will determine the timing and size of the issuances and the consideration or services required therefor. Our Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of Common Stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares. In addition, we have outstanding certain warrants to purchase shares of Common Stock. We also have the obligation to issue additional such warrants in the future. These warrants permit the holders to purchase shares of Common Stock at specified prices. These purchase prices may be less than the then current market price of our Common Stock. A total of approximately 7.5 million additional shares of Common Stock would be issued if all of the warrants currently outstanding (and we are obligated to issue in the future) were exercised. Any shares of Common Stock issued pursuant to these warrants would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these warrants may be adversely affected because of such potential dilution.

         THE TRADING PRICE OF OUR COMMON STOCK ENTAILS ADDITIONAL REGULATORY REQUIREMENTS, WHICH MAY NEGATIVELY AFFECT SUCH TRADING PRICE.

         The trading price of our Common Stock has been below $5.00 per share. As a result of this price level, trading in our Common Stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker- dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock affected. As a consequence, the market liquidity of our Common Stock could be severely limited by these regulatory requirements.

         THE EXERCISE OF THE WARRANTS DEPENDS ON THE MAINTENANCE OF A CURRENT REGISTRATION STATEMENT, AND WARRANT HOLDERS COULD SUFFER A LOSS IN THE VALUE OF THE WARRANTS IF A CURRENT REGISTRATION STATEMENT IS NOT MAINTAINED.

         Before exercising the Warrants, a current registration statement (or an exemption therefrom) must be in effect with the Commission and with the various state securities authorities in the states where warrant holders reside. We intend to keep effective with the Commission a registration statement covering the Warrants and underlying shares while the Warrants are exercisable. However, we expect to incur substantial continuing expenses for legal and accounting fees in doing so. Moreover, we have experienced a comparatively short period of time during which a current registration statement was not in effect. Consequently, there can be no assurance that we will be able to maintain a current registration statement while the Warrants are exercisable. Our inability to maintain an effective registration statement and qualification in appropriate states (or exemptions therefrom) covering the underlying shares would render the Warrants unexercisable and may deprive them of all or a portion of their value. See "DESCRIPTION OF CAPITAL STOCK--Warrants".

         THE WARRANTS MAY BE REDEEM UNDER CERTAIN CIRCUMSTANCES AT A LOW REDEMPTION PRICE, AND THIS REDEMPTION FEATURE COULD MATERIALLY ADVERSELY AFFECT WARRANT HOLDERS.

         We may redeem each warrant comprising a class of our warrants at a price of $.01 per Warrant after the occurrence of a certain precondition. Before we may redeem any of our warrants, the class of which these warrants are a part must have traded above certain stipulated levels for certain stipulated periods of time. Redemption of the Warrants could force the warrant holders to exercise the Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Warrants at their then current market price when the holders might otherwise wish to hold the Warrants for possible appreciation. Any holders who do not exercise warrants prior to their expiration or redemption, as the case may be, will forfeit the right to purchase the shares of Common Stock underlying the Warrants. See "DESCRIPTION OF CAPITAL STOCK--Warrants".

         WE HAVE NO SPECIFIC USE OF THE PROCEEDS FROM WARRANT EXERCISES.

         We have not designated any specific use for the proceeds realized from the exercise of the Warrants. We expect to use such proceeds for general corporate purposes, including working capital. Accordingly, we will have significant flexibility in applying such proceeds. Our failure to apply such funds effectively could materially adversely affect our business, results of operations and financial condition.

         STOCKHOLDERS HAVE NO GUARANTEE OF DIVIDENDS.

         The holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, we have paid no cash dividends. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. If we obtain additional financing, our ability to declare any dividends will probably be limited contractually.

For all of the aforesaid reasons and others set forth herein, the shares covered by this Prospectus involve a high degree of risk. You should be aware of these and other factors set forth in this Prospectus.

                                 USE OF PROCEEDS

         The Company expects to use proceeds from the exercise of the Warrants for general corporate purposes. The Company will not receive any proceeds when it issues any of the other 5,000,000 shares of Common Stock covered by this Prospectus. However, such other shares are intended be used for business combination transactions pursuant to which the Company will acquire direct or indirect ownership of assets and properties.

                                 DIVIDEND POLICY

         The Company has paid no cash dividends on its Common Stock, and the Company presently intents to retain earnings to finance the expansion of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. See "MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - LIQUIDITY AND CAPITAL RESOURCES."

                           PRICE RANGE OF COMMON STOCK

         The Common Stock is traded on the OTC Bulletin Board under the symbol "JVWB". As of March 9, 2000, the Company had approximately 264 holders of record. Trading in the Common Stock commenced on June 30, 1998. Presented below are the high and low closing prices of the Common Stock for the periods indicated:


                                                              High(1)           Low(1)

Fiscal year ending June 30, 2000:

Second Quarter                                                $ .593                   $ .156

First Quarter                                                 $ .937                    $ .33

Fiscal year ended June 30, 1999:

Fourth Quarter                                                 $1.81                    $ .43

Fiscal year ending June 30, 1999:

Third Quarter                                                  $ .78                    $ .36

Second Quarter                                                $ .562                   $ .125

First Quarter                                                  $1.25                   $ .406

Fiscal year ended June 30, 1998:

Fourth Quarter                                                 $ .75                    $ .75

---------------

(1) Reflects sole trade to occur during fiscal 1998 on June 30, 1998, the date trading in the Common Stock commenced.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                     Summary

         In general, the Company is structured to pursue two main business activities: 1) the joint venturing of brands that have strong on-line commerce potential, and 2) the building of a strong fee-for-service division to deepen our capabilities.

                         Quarter Ended December 31, 1999

General Discussion

         During this quarter, management completed its efforts at re-defining the manner in which we would execute our business model. We successfully separated ourselves from our overall reliance on Lernout and Hauspie for execution support, through the addition of key management in the areas of sales and operations. We also completed a review of our existing projects, and, a result, established priority projects to concentrate on in the next year. Therefore, our budget for the upcoming year relies, to a material extent, on a successful launch of www.ihomeline.com, www.dadandme.com, www.linksxpress.com, and other projects under development. We are also relying on the establishment of our fee-for-service division, which offers integrated sponsorship, web hosting and web development, and strategic consulting services to our joint venture partners and third party clients.

Balance Sheet

Current Assets: Cash and other current assets remain at a sufficient level to meet our obligations. The note receivable regards a loan made to AMP3.com, which, management believes, remains as a collectible asset. AMP3 is under various discussions for the sale of its business, at which time the note will be paid.

Other Assets: The Company made an investment, along with Linksxpress.com, Inc., in the establishment of Linksxpress.co.uk, Inc., a european edition of www.linksxpress.com. The investment gave the Company a 45% interest in this separate entity in exchange for 600,000 shares of the Company. We are also reporting our investment in Linksxpress.com, Inc., which is unchanged for the quarter. Finally, we continue to report our initial investment in AMP3.com, which, as we stated, is under various discussions to be sold.

Total Liabilities: Overall, accounts payables remain at a manageable level, as we strive to keep a balance between incurring obligations and investing in meeting our growth goals for the year. The note payable to related parties has grown an additional $104,812 for the quarter, as continued investments are being made into the Company's future.

Total Stockholders' Equity: The increase in shares outstanding was principally due to the linksxpress.co.uk, Inc. transaction. Additional shares were issued to consultants performing services on various projects under development. In the quarter, stock options issued included 1,000,000 options issued to Carlo Pellegrini and 400,000 options issued to Ken Gooley, under the Company's stock option plan. These options, if exercised, would be converted into restricted shares.

Income Statement

Revenues: The principal revenues for the quarter were derived from services performed in launching www.ihomeline.com, in which the Company has a 50% interest. Through these efforts, the Company is refining its service offering, which will be extended to additional joint venture partners and third party clients.

Expenses: The principal expenses for the quarter involved recorded stock issuances to consultants engaged in various research & development projects on behalf of the Company. Other material expenses incurred related to the launching of ihomeline, and other projects under development. It is the policy of the Company to take the conservative position of expensing items related to projects under development, as opposed to setting up "work in progress" asset accounts on the balance sheet.

                         Fiscal Year Ended June 30, 1999

Summary

         The overall performance of the Company over the last year had a number of disappointing elements to it. The unwinding of the Wall Street Whispers transaction, despite management's belief as to it being the right decision at the time, represented a loss of momentum. The considerable effort in establishing our New York presence, initiating the web-based crisis services, and lack of anticipated support from our European services group, combined to cause us to fall considerably short of our goals for this program. We continue to strive for success in this area, and do have some promising opportunities. However, if those opportunities do not materialize into revenue generating business, we may need to abandon this area. Our hosting facility in Phoenix, co-located with GTE, remains a viable asset of the Company, although the European hosting opportunities are proving difficult to acquire.

         In the fourth quarter, we entered into a 5% equity position with AMP3.com, LLC, an on-line music website. We invested considerable efforts with that business in the fourth quarter, as they were one of the sponsors of Woodstock held in July. As a result of that effort, the Company has gained considerable industry and technical knowledge in the entire electronic downloading of music phenomenon. We are presently aggressively pursuing opportunities to capitalize on that knowledge.

         Promising areas of pursuit remain our core business strategy of joint venturing with viable brands. The www.ihomeline.com website is now completing its demonstration site, and is expected to be available for viewing in the near future. We are actively discussing with two other brands for similar relationships. This area is anticipated to remain our primary pursuit for the upcoming year. Our hosting capability in Phoenix remains a viable part of our core strategy, and is an attraction to prospective joint venture partners as we had anticipated.

         Our lack of overall funding seriously hindered our development efforts in pursuing our joint venture strategies. Despite that, we successfully established the joint venture surrounding the www.ihomeline.com project. We are continuing to look for creative strategies to establish joint ventures, emphasizing our business strengths and core competencies. We anticipate some success in pursuing this strategy in the upcoming year. However, we will continue to be hampered by having access to only minimal funding capabilities.

         Also as a general point of reference, the internet commerce environment in which we operate continues to be highly volatile. Business dynamics change almost daily. We are affected by these changing dynamics on a daily basis. For example, the large public relations firms that we targeted in the spring and summer clearly have a great need for our crisis services. However, as we pursued those relationships, technology contributed to providing these agencies with internal solutions (or at least the perception of an internal solution), which hindered our marketing efforts.

Income Statement

Revenue. The Company generated meaningful consulting revenues in the fourth quarter, primarily through one engagement. Unfortunately, the unpredictable nature of internet business forces has contributed to serious questions as to the collectibility of that invoice. Revenue for web-hosting began in April 1999, and we are hopeful it will grow as new customers are added.

General and Administrative Expenses. A material percentage of the G&A expenditures represented travel and other marketing costs associated with the establishment of a presence in New York and California, as well as the research costs with evaluating various joint venture opportunities. Remaining G&A expenditures were related to the costs of being a public Company, including the associated costs of maintaining a fully reporting status with the S.E.C.

Balance Sheet

Current  Assets:   Cash  balance  reported  was  due  primarily  to  shareholder contributions. The short term note receivable was to a primary client, and was guaranteed by a principal shareholder of that client.

Notes  Payable  to  founding  shareholder:   On  June  30,  1999,  the  founding
shareholder purchased the outstanding loans advanced to the Company by other related parties.

Capital Requirements

         As stated above, the founding shareholder has been, and continues to provide, minimum funding requirements for the Company, although he is under no obligation to do so. If the founding shareholder decides to discontinue funding, the Company would be required to seek alternative financing, which would be uncertain. Management is continually evaluating the performance of the Company over this next fiscal year. Alternative business strategies may be considered this next year if business operations fail to produce desired results, of if necessary financing becomes unavailable.

                                    BUSINESS

                                  Introduction

         JVWeb, Inc. (the "Company") was incorporated on October 28, 1997 under the laws of the State of Delaware. The Company was formed for purposes of pursuing electronic commerce opportunities. On May 20, 1998, the Company became publicly-held through the distribution by LS Capital Corporation ("LS Capital") of certain of its shares of the Company's common stock to LS Capital's stockholders.

         At the time the Company was formed, electronic commerce opportunities were expected to arise in several different ways. However, the Company expected primarily to offer products, services, content and advertising by means of sites on the World Wide Web (the "Web") of the Internet. The Company expected that the products, services, content and advertising would usually be offered by joint ventures between the Company and established businesses although occasionally they would be offered directly by the Company itself. In the case of joint ventures, the Company expected to contribute technical expertise and (in certain instances) financial assistance in developing the joint ventures' Web sites, while the joint venture partners would be responsible for furnishing the joint ventures' products or services, the content for the joint ventures' Web sites, and the related business expertise. This area of the Company's business is referred to herein as the brands-under-management division. The Company also expected secondarily to develop a fee-for-service division to sell the technological, marketing and other abilities that the Company had acquired or in the future may acquire. From time to time, the Company has given greater emphasis to either one of its brands-under-management division or its fee-for-service division over the other.

         The address of the Company is 5444 Westheimer, Suite 2080, Houston, Texas 77056, and its telephone number is 713/622-9287. The Company's own Web site is located at http://www.jvweb.com. Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus.

                               Industry Background

         The Internet is an increasingly significant global medium for communications, content and online commerce. Growth in Internet usage has been fueled by a number of factors, including the large and growing installed base of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers.

         The increasing functionality, accessibility and overall usage of the Internet and online services have made them an attractive commercial medium. The Internet and other online services are evolving into a unique sales and marketing channel, just as retail stores, mail-order catalogs and television shopping have done. In theory, electronic retailers have virtually unlimited electronic shelf space and can offer customers a vast selection through efficient searches and retrieval interfaces. Moreover, electronic retailers can interact directly with customers by frequently adjusting their featured selections, editorial insights, shopping interfaces, pricing and visual presentations. Beyond the benefits of selection, purchasing is more convenient than shopping in a physical retail store because electronic shopping can be done 24 hours a day and does not require a trip to a store. Web sites can present advertising and marketing materials in new and compelling fashions, display products and services in electronic catalogs, offer products and services for sale electronically, process transactions and fulfill orders, provide customers with rapid and accurate responses to their questions, and gather customer feedback efficiently. The minimal cost to develop and maintain a Web site, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction, provide additional economic benefits for electronic retailers. Unlike traditional retail channels, electronic retailers do not have the burdensome costs of managing and maintaining expensive retail real estate and a significant retail store infrastructure or the continuous printing and mailing costs of catalog marketing. Furthermore, electronic retailers are generally able to conduct their businesses with fewer employee than traditional retailers. Because of these advantages over traditional retailers, electronic retailers have the potential to build large, global customer bases quickly and to achieve superior economic returns over the long term. An increasingly broad base of products and services is successfully being sold electronically, including computers, travel services, brokerage services, automobiles, music and books. If this trend continues, the migration from traditional shopping to electronic shopping will effect dramatic changes in retailing as it has heretofore been conducted.

         In addition to the offering of products and services through electronic commerce, the Internet has created a new medium for disseminating content, such as the content historically delivered by newspapers, magazines and journals. Electronic dissemination of content offers numerous advantages over historical mediums of content dissemination. First, the content can be provided to consumers more quickly, as the delays required by printing and delivery are avoided. For example, a magazine that ordinarily is mailed for delivery on a particular day can be made available electronically as soon as the magazine is otherwise ready for print, at least one day before anticipated delivery. In addition, content can be updated on a real time basis so that only current (and no outdated) content appears. Moreover, the electronic content can be linked instantaneously to related content of interest. While newspapers, magazines and journals can offer only still-shot photography, electronic commerce can offer moving and even live pictures much akin to television. Equally (if not most) important, electronic content can be distributed at a much lower cost compared to historical mediums because electronic dissemination does not involve printing and delivery costs. The new medium of content dissemination provided by the Internet has in turn lead to new forms of advertising, especially banner advertisements that appear as Web sites are displayed. As the presence on the Web of suppliers of content and advertising increases, the new forms of advertising such as the banner advertisements should increase in prominence as well, thus creating additional revenue opportunities.

         Although businesses are pursuing electronic commerce rapidly and at increasing rates, the basic differences of electronic commerce from historical commerce require companies to take fundamentally new approaches. A number of Internet professional services firms have emerged to assist businesses with the development and implementation of their electronic commerce strategies. However, these firms tend to be small and focused on a particular aspect of electronic commerce, apparently lacking the necessary depth and integration of strategic, technical and creative skills to meet all the electronic commerce needs of a business. After analyzing the very fragmented Internet service industry, management has concluded that:

         1. Most traditional advertising and marketing agencies have neither a proven track record of success in the area of electronic commerce and lack the extensive technical skills (such as application development, and legacy system and database integration) required to solve increasingly complex electronic commerce problems.

         2. Most vendors of computer and technology products and services lack the creative and marketing skills required to build audiences and deliver unique and compelling content, and are further constrained by their need to recommend their proprietary brands.

         3. Internet access service providers, whose core strength is in providing Internet access and site hosting, typically lack both the necessary creative and application development skills.

Management believes that to provide fully competent Internet services, a service provider must possesses a full range and integration of strategic, technical and creative skills required for electronic commerce.

         Businesses seeking to realize the benefits provided by electronic commerce face a formidable series of challenges presented by the need to link business and marketing strategies, new and rapidly changing technologies and continuously updated content. The establishment and maintenance of a Web site to pursue electronic commerce requires significant technical expertise in a number of areas, such as electronic commerce systems, security and privacy technologies, application and database programming, mainframe and legacy integration technologies and advanced user interface and multimedia production. Marketing expertise in a number of areas (including the development of audiences, greater search engine presence, and broader ranges of links to the site) is also required. Apparently, few businesses (especially small, emerging and mid-sized businesses) have the time, money, and strategic, technical and creative skills to implement an electronic commerce strategy on their own. In addition, management believes that the novelty, complexity and rapid development of electronic commerce has left many businesses (especially small, emerging and mid-sized businesses) bewildered and reluctant to act, despite a strongly felt need to become involved in electronic commerce.

         Overall the Company believes that electronic commerce presents excellent business opportunities for the foreseeable future. Because of the relative novelty of electronic commerce, the Company believes that the market for electronic commerce is fairly wide-open, although market leadership has already been established in a number of respects. Nonetheless, plenty of opportunities still exist. The Company believes that customer unfamiliarity and the fragmented state of the electronic commerce market creates an opportunity for a company with fully integrated strategic, technical and creative Internet skills that can assist businesses. Despite the Company's optimism about the future of electronic commerce, the pursuit of a plan of a business plan based on electronic commerce is not without considerable risks. For more information about these risks, see "BUSINESS AND PROPERTIES - RISK FACTORS -We depend heavily on the Internet, and any adverse development with regard to the Internet could materially adversely affect us, -We are exposed to numerous risks due to potential future technological change, -- The acceptance of the Internet as a medium for commerce is uncertain, and the failure of the Internet to gain such acceptance could materially adversely affect us, -- Electronic commerce is a developing market and involves considerable uncertainty, -- Electronic commerce involves a number of security risks, - We are exposed to the risk of system failure, and such a failure could materially adversely affect us, -- We could be materially adversely affected by future regulatory changes and certain current regulations applicable to our business, and -- Because of the nature of our business, we are exposed to a number of sources of other potential liabilities."

                                    Web Sites

         The proper development and implementation of a Web site for a business involves a number of steps. First, a thorough study is undertaken to determine the likelihood that the business will succeed in electronic commerce. Once the study determines that the business is likely to succeed in electronic commerce, a strategy for developing a Web site is developed by a team composed of the business principals, advertising agency, web developer and content site manager. A domain name is agreed upon and obtained. The Web site is then "story boarded" or laid out conceptually and graphically. A web developer develops the structure of the Web site, including electronic commerce systems; host integration;
implementation of third-party applications and security technologies; and integration of hardware, software and Internet access products. A compelling user interface is created to attract and hold the attention of the target audience while conforming to brand images and marketing campaigns. A relationship with a third-party vendor is established to provide secure, state-of-the-art, high- availability Web site hosting and integrated services for e-mail and secure electronic commerce. Once operational, a Web site requires ongoing support services for content maintenance, site administration, technical problems, assistance with the hosting environment, and software support. As the Web site nears completion, electronic marketing objectives are developed to establish and increase Web site traffic, strengthen brand awareness and generate sales leads. Electronic media planning and purchasing, and electronic public relations are undertaken. This is followed by efforts to optimize the Web site's search engine presence, increase site access through hyperlink recruitment and disseminate key messages to Internet newsgroups, mailing lists and forums. Typically a Web site starts as a basic site costing several thousand dollars. It can then become increasingly more complex through the addition of more Web pages, links and commercial capability. Ultimately, an extremely complex Web site can cost several million dollars.

                               The JVWeb Solution

         The Company was founded to seek out and capitalize on business opportunities presented by electronic commerce. The Company believes that the anticipated migration from traditional shopping to electronic shopping, and the anticipated increase in the electronic dissemination of content, will present for the foreseeable future excellent business opportunities of at least two particular types. The first type of opportunities presented is to offer products, services and content that are now either not available at all or are available only to a limited extent in electronic commerce, and to offer new forms of advertising made available by the Internet. The second type of opportunities presented is to provide Internet services to persons offering or proposing to offer products, services, content or advertising in electronic commerce or offering. Because these two types of opportunities are very distinct, the Company has established two divisions to pursue these opportunities separately. These divisions are the Company's brands-under-management division and the Company's fee-for-service division. From time to time the Company has given a greater emphasis to one of these division over the other.

                            Fee-For-Services Division

         The Company's fee-for-services division provides clients with the vision, expertise and resources required to develop new strategies and improve business processes for electronic commerce. To capitalize on the opportunity presented by the rapid growth in electronic commerce, the Company has developed certain internal capabilities relating to electronic commerce and Internet services. Moreover, the Company has formed and continues to form certain strategic relationships with third parties to supplement the Company's internal capabilities to ensure that the Company offers a full, integrated ensemble of strategic, technical and creative skills required for electronic commerce and Internet services. In each consulting engagement, the client can contract for the specific services it requires, depending on the nature of the engagement and the capabilities of the client's organization. The Company expects to bill most of its engagements on a time and materials basis, although it may work on a fixed-price basis.

         The Company's fee-for-services division has been divided into four distinct functional areas. The first functional area of the Company's fee-for-services division provides strategic Internet services consulting. The services provided by this area of the fee-for-services division include the following:

         * strategy consulting regarding business and marketing strategies best suited for pursuing the client's business in electronic commerce


         * creation of a system or process design that defines the roles that the system or process will perform for meeting the client's strategic requirements

         *        development  of a  testable  version  of the  client's  system including all necessary programs and components and a compelling user interface for the system to enable it to attract and hold the attention of the client's target audience while conforming to the client's brand image and marketing campaigns

         * testing of the system in preparation of deployment into a full production system and installation of the system after all tests are completed

         * audience development to increase Web site traffic, strengthening brand awareness and generating sales leads

         * maintenance of the Web site and its content, and provision of technical support

While at one time the Company had planned on organizing a subsidiary that would employ a number of strategic Internet service consultants, the Company now plans on adding additional strategic Internet service consultants on a more gradual basis as qualified personnel can be hired.

         The second functional area of the Company's fee-for-services division involves Web site development. As an outgrowth of the Company's Web site development services, the Company developed a web-based communications service for targeting Advertising and Public Relations Agencies in North America. This service experienced limited success during its initial push, a period of inactivity and (due to recent expressions of interests by potential customers) recent reconsideration of reactivatation in a meaningful way. In the near future, the Company intends to conduct a marketing campaign of the Company's web development services, focused on the Gulf Coast region of Texas.

         The third functional area of the Company's fee-for-services division provides Web hosting services. In this connection, the Company has entered into a Web hosting agreement with GTE Internetworking, a division of GTE Corporation. Under the terms of this agreement, GTE makes available to the Company GTE's Web Advantage Service from GTE's worldwide secure global data-center based in Phoenix. GTE's Web Advantage Service is a high-performance, highly reliable, cost-effective Web hosting service. Under the terms of this agreement, the Company has access to a bandwidth of up to 10.0 Mbit/sec. This agreement allows the Company to expand and contract its use of GTE's services as the Company's traffic fluctuates. The charges that the Company will owe pursuant to the agreement will depend on the Company's usage. The initial term of this agreement is for one year. This agreement is renewable by the Company and is terminable by the Company upon 60 days prior written notice. The Company believes that the GTE agreement provides suitable Web hosting capacity for the foreseeable future. The Company also believes that providing hosting services is critical because hosting is an entry level service and creates the opportunity for offering and selling additional services. The Company is offering its Web hosting services over the Web site "jvwebhosting.com."

         The fourth functional area of the Company's fee-for-services division involves the sale of integrated sponsorships. Integrated sponsorships are a concept developed by the Company by which advertisers can gain simultaneous exposure through a variety of mediums in a variety of ways. For example, an integrated sponsorship may be a combination of banner advertising on multiple Web sites, traditional advertising on radio programs and Web casts, the advertiser's co-hosting of programs featured on radio programs and Web casts, and the editing of such programs or other content for use in connection with the advertiser's own Web site. All of these activities are undertaken simultaneously in a coordinated fashion. The Company commenced this area of its fee-for-services division in the middle of January 2000, and management is pleased with the initial results.

         The Company's objective regarding the fee-for-services division is to become and remain a leading Internet services provider. The Company's strategy to achieve this objective includes the following elements:

         Strengthen Position as an Internet Services Provider. The Company is continuing to strengthen its position as an Internet services provider in order to provide clients with superior Internet solutions. The Company intends to continue identifying, reviewing and integrating the latest Internet technologies and accumulating and deploying the best demonstrated practices for electronic commerce.

         Developing Brand. In a fragmented industry that lacks brands strongly identified with Internet services providers the Company believes that it will need to build a well-recognized brand for its fee-for-services division. The Company's brand development program will be designed to reinforce the message that the Company's fee-for-services division can provide a complete range of services to build and deploy e-commerce solutions. The Company intends to build and differentiate its fee-for-services division brand through excellent service and a variety of marketing and promotional techniques, including advertising on other Web sites and other media, conducting an ongoing public relations campaign and developing business alliances and partnerships.

         Develop Additional Strategic Relationships. The Company has developed a number of informal strategic relationships with advertisement agencies, web developers, site content managers, site hosts and other persons whose services are necessary to develop and implement an electronic commerce strategy. Few of these strategic relationships have yet resulted in legal binding relationships. While the Company intends to develop the ability to render many of these services internally, the Company also intends to continue developing strategic relationships so that the Company can have adequate access to such services for the foreseeable future.

                        Brands-Under-Management Division

         This division was formed for purposes of pursuing electronic commerce opportunities involving the sale of products and services in electronic commerce and the offering of content and advertising over the Internet. Although the Company expects to undertake some of these electronic commerce opportunities alone, the Company believes that it will undertake most of these electronic commerce opportunities through joint ventures with established, profitable businesses whose products, services or content (in most cases) are not currently being offered electronically. The Company would furnish expertise in electronic commerce (and in certain instances financial assistance) for an equity interest in the resulting electronic business, in lieu of an up-front payment of cash. Because of the Company's willingness to enter into such an arrangement, the Company expects to be an attractive joint venture partner for many established business seeking to become engaged in electronic commerce. This willingness will allow selected businesses to enter into electronic commerce with minimal financial investment and risk, while providing the Company with a substantial potential return for its services and financial contributions. The Company expects that for the foreseeable future the financial assistance that the Company will provide to a joint venture in which it participates may range from fairly minimal amounts to approximately $250,000 at the high end. In order to provide this financial assistance, the Company will have to procure funds from various sources, which are discussed above in "RISK FACTORS - We expect to have future capital needs, and the procurement of additional financing to meet these needs is uncertain." There can be no assurance that the Company will be successful in procuring these funds.

         Management believes that opportunities in electronic commerce are either commerce-driven or content-driven. Commerce-driven opportunities involve the sale of products and services through electronic mediums, such as electronic stores. Content- driven opportunities involve the provision of content (such as that historically provided by newspapers, magazines and journals) through electronic mediums, the attraction of consumers to such content, and the offering of advertising (and even products and services) in connection with the provision of such content. The Company will consider both commerce-driven or content-driven opportunities.

         The Company is currently undertaking several brands-under-management projects. The first of these is the iHomeline.com project. The iHomeline.com project involves a 50%-owned subsidiary (the "iHomeline.com Subsidiary") that intends to create, own and operate a World Wide Web site whose objective is to foster communities of consumers, manufacturers, services providers and advertisers interested in the examination, purchase, sale or offer of home-related content, products, services or advertising. The Company's partner in the iHomeline.com project is Jim Neidner. Mr. Neidner is the President of Neidner Construction/Remodeling Inc. based in Houston, Texas, and has over 27 years experience in the custom home construction and remodeling business. For more than four years, Mr. Neidner has co-hosted Home Line Talk Radio, a weekly Houston radio talk show dealing with topics of interest to homeowners. The iHomeline.com Web site will offer relevant, informative and entertaining content of interest to consumers of home-related products and services. The goal of this Web site is to appeal to manufacturers, services providers and advertisers of home-related products and services to induce them to offer products, services and advertising on this Web site and to pay for the opportunity to do so. The iHomeline.com Web site is expected to feature worldwide, live broadcasts of talk shows focusing on home-related topics, do-it-yourselfers educational and reference materials, chat rooms, auctions, a service for referrals to home-related professionals, home plans and blueprints that can be purchased on-line, and possibly real estate, mortgage loan, furniture and travel-related brokerage services. The iHomeline.com Web site is now operational, has been completed to a phase-one level and is generating revenues. It has already syndicated its Home Line Talk Radio program to four cities in three states. Greater development of the iHomeline.com Web site to a final, phase-two level is planned, but is conditioned upon the procurement of adequate financing, which is currently being sought.

         The second brands-under-management project is the LinksXpress project. This project involves LinksXpress.com, Inc. ("LinksXpress.com"), a company formed to create, own and operate a site on the World Wide Web that will serve as an e-commerce search engine and shopping portal serving the United States and Canada. The initial LinksXpress.com Web site is nearing completion and should be operational by July 1, 2000. Once this initial LinksXpress.com Web site is operational, LinksXpress.com intends to establish a similar Web site that will serve Great Britain. In anticipation of this, LinksXpress.com formed LinksXpress.co.uk, Inc. The Company acquired in a securities exchange an approximately 8% interest in LinksXpress.com (on a non-diluted basis). As part of this tranasction, the Company received 500,000 shares of the common stock of LinksXpress.com, warrants to purchase up to 1,000,000 shares of LinksXpress.com's common stock at a purchase price of $2.00 per share, and options to purchase up to 500,000 shares of LinksXpress.com's common stock at purchase prices ranging from $.25 to $2.00 per share. In exchange for these securities, LinksXpress.com received 150,000 shares of the Company's common stock and an option to purchase up to 150,000 additional shares of the Company's common stock at a purchase price of $.40 per share. In addition to the securities exchange, LinksXpress.com has entered into a Web hosting agreement with the Company and a right of first refusal agreement in favor of the Company regarding LinksXpress.com's future Web development work. The Company also acquired from LinksXpress.com approximately 35% of the outstanding stock in LinksXpress.co.uk in exchange for 600,000 shares of the Company's common stock.

         The third brands-under-management project is the Crosspointe/Great Records project. Crosspointe Net, Inc. ("CPNI") is in the process of developing a family of Christian-related Web sites around a suite of domain names. Great Records, Inc. is a corporation formed by CPNI for purposes of developing a Web site that plans on featuring the sale of the music of between five and ten select Christian recording artists, either through downloading or traditional compact disks (at the customer's selection). In connection with this project, the Company entered into a stock exchange with Crosspointe Net, Inc. ("CPNI") whereby the Company acquired a 7.5% interest in CPNI in exchange for the issuance of 300,000 shares of the Company's common stock. The Company also acquired a 50% interest in Great Records, Inc. in exchange for 227,000 shares of the Company's common stock. Moreover, the Company and CPNI entered into a banner ad sales agreement, pursuant to which the Company will sell banner ads and corporate sponsorships onto the CPNI suite of Web sites. Also, CPNI will act as a marketing agent to sell the Company's web development and strategic consulting services.

         When a joint venture prospect is presented in the future, a thorough study will be undertaken of the prospect's strategic market position, business requirements and existing systems and capabilities, to determine the likelihood that the prospect's business will succeed in electronic commerce. After the study, the Company's site management team (composed of the site administrator, web marketing consultant, financial controller and project manager) will either accept or reject the prospect. This decision will be based on a number of factors, such as the prospect's historical or prospective ability to fulfill orders, the lack of a clearly perceived electronic commerce strategy, the lack of perceived electronic market interest and the size of the initial budget in relation to the related risk. Currently, the Company intends to charge a $2,500 application fee to defer the costs of screening a prospect. If the Company decides not to pursue a joint venture with the prospect, the Company will develop a basic Web site for the prospect in consideration of the application fee.

         If a prospect is accepted, the Company will enter into negotiations with the prospect to formalize an on-going joint venture relationship. The Company expects that the joint ventures it forms will assume the form of corporations or limited liability companies organized in Delaware (a favorable state for corporations), Texas (the state in which the Company is headquartered), or another favorable jurisdiction. The Company expects that it will own between 20% to 80% of the outstanding equity interests in each joint venture depending on the relative contributions of the venturers. The documentation governing the joint venture will delineate the respective responsibilities of the Company and its joint venture partner. In the case of the Company, these responsibilities are expected to include the contribution of necessary strategic, technical and creative skills and (in certain instances) financial assistance in developing the joint venture's Web site. The joint venture partner's responsibilities will include the furnishing of the joint ventures' products or services, the content for the joint ventures' Web sites, and the related business expertise. The Company expects that it and its joint venture partner will have management authority with respect to the respective areas for which they have responsibility. The capital contributions of the venturers should be fairly minimal, and will be worked out on a case-by-case basis. The Company expects that as the joint ventures with commerce-driven Web sites receive revenues, such revenues will be first used to reimburse the joint venture partner for the costs of providing the joint venture's product or services, then such revenues will be used to pay other joint venture expenses, and then the remainder will be distributed to the venturers in accordance with their percentage ownership. A similar scheme will be used for joint ventures with content-driven Web sites, except that the joint ventures' revenues are expected to result from additional advertising and additional subscription to the underlying hardcopy publication resulting from the Web sites. The Company expects that the documentation governing the joint venture will include a buy-sell arrangement whereby either the Company or its joint venture partner may terminate its relationship with the other by setting the price and terms of the purchase of one of the venturer's interest and allowing the other venturer to elect to sell to or buy out the venturer setting the price and terms for such price and upon such terms. The Company also expects that the terms of the joint ventures will be renewable on an annual basis and the documentation governing the joint venture will provide for the sale of the joint venture's business upon dissolution either to a third party, or to the Company or its joint venture partner at an appraised price.

                     Other Electronic Commerce Opportunities

         In addition to the development of the Company's fee-for-services and brands- under-management divisions, the Company intends to consider other electronic commerce opportunities presented to it. The Company intends to select only those opportunities (if any) that present the greatest likelihood of success.

                                  Acquisitions

         The Company originally intended to pursue an active acquisition program in an effort to foster the Company's growth over and above the growth that can be achieved internally. The Company had registered 5,000,000 shares of Common Stock for this purpose. The Company does not now intend to conduct an active acquisition program, but is considering select acquisitions on a case-by-case basis. The Company does not now have any significant acquisitions under consideration.

         The Company has not developed, nor does it currently intend to develop, a valuation model and a standardized transaction structure it will use. Instead, the Company anticipates considering each acquisition on a case-by-case basis. However, the Company expects that the purchase price for acquisition candidate will be based on quantitative factors, including historical revenues, profitability, financial condition and contract backlog, and the Company's qualitative evaluation of the candidate's management team, operational compatibility and customer base. Nonetheless, the Company expects that any acquisition would assume the form of a merger in exchange for shares of Common Stock.

         Any acquisition is expected to be accounted for using the purchase method of accounting. Under this method of accounting, for each acquisition, a portion of the purchase price would be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. This portion would include both
(i) amounts allocated to in-process technology and immediately charged to operations and (ii) amounts allocated to completed technology and amortized on a straight-line basis over the estimated useful life of the technology of six months. The portion of the purchase price in excess of tangible and identifiable intangible assets and liabilities assumed would be allocated to goodwill and amortized on a straight-line basis over the estimated period of benefit. The results of operations of the acquired entity would be consolidated with those of the Company as of the date the Company acquires effective control of the acquired entity, which generally would occur prior to the formal legal closing of the transaction and the physical exchange of acquisition consideration. In addition, the Company may grant stock options to employees of an acquired company to provide them with an incentive to contribute to the success of the Company's overall organization. As a result of both the purchase accounting adjustments and charges for the stock options just described, the Company may incur significant non-cash expenses related to its acquisitions.

         Acquisitions also a number of risks, including adverse effects on the Company's reported operating results from increases in goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expenses resulting from newly hired employees, the diversion of management attention, risks associated with the subsequent integration of acquired businesses, potential disputes with the sellers of one or more acquired entities and the failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired firm also materially and adversely affect the reputation of the Company as a whole, and any acquired company could significantly fail to meet the Company's expectations. Due to all of the foregoing, any individual future acquisition may materially and adversely affect the Company's business, results of operations, financial condition and cash flows. If the Company issues Common Stock to complete future acquisitions as it expects to, there will be ownership dilution to existing stockholders. In addition, to the extent the Company chooses to pay cash consideration in such acquisitions, the Company may be required to obtain additional financing and there can be no assurance that such financing will be available on favorable terms, if at all.

                              Intellectual Property

         The Company regards its service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company pursues the registration of its trademarks and service marks in the U.S. Effective trademark, service mark, and trade secret protection may not be available in every country in which the Company's products and services are made available electronically. The Company may license to third parties in the future certain of its proprietary rights, such as trademarks. While the Company will attempt to ensure that the quality of its brands are maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company. The Company may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                              Market and Marketing

         With respect to the Company's fee-for-service division, the Company's marketing efforts are dedicated to demonstrating to key decision makers in prospective clients the benefits of electronic commerce and the use of Internet solutions, and the effectiveness of the Company's services. The Company's marketing program strives to accomplish the following:

         * Enhance the Company's Brand. The continued strengthening of the Company's brand is crucial to the achievement of the Company's objective of becoming a recognized provider of Internet professional services. The Company's brand development efforts are designed to reinforce the message that the Company can provide a complete range of services to build and deploy electronic commerce and Internet solutions.

         * Develop Marketing and Sales Tools. The Company has developed marketing and sales materials to be used in connection with the Company's business generation efforts. These materials are designed to increase the effectiveness of the sales and marketing efforts of the Company.

         * Generate Client Leads. The Company's marketing campaigns are intended to generate client leads through the use of multiple forms of media, with in-person sales calls comprising the primary form at this time. As far as the Company's fee-for-services division goes, the Company recently commenced a direct sales campaign regarding its integrated sponsorships. This campaign is achieving satisfactory initial success. During this sales campaign, the Company found considerable sales synergies between the Company's existing joint venture Web sites. The Company is also planning the launch in the near future of an aggressive direct marketing campaign regarding its web development and hosting services. This campaign will target the Gulf Coast region of Texas in close proximity to the Company's corporate headquarters.

         In the future, the Company may employ a variety of other media, program and product development, business development and promotional activities to market its fee- for-service division. For example, the Company may place advertisements on various Web sites. These advertisements should usually take the form of banners that encourage readers to click through directly to the Company's Web sites. The Company also may enter into co-marketing agreement pursuant to which links to the Company's Web sites will be featured on other, non-Company Web sites. The Company also may engage in a coordinated program of print advertising in specialized and general circulation newspapers and magazines. The Company hopes that in the future it will receive free publicity such in the form of being featured in a wide variety of television shows, articles and radio programs and widely-read portions of the Internet, such as portions included on Netscape and Yahoo!

         With respect to the Company's brands-under-management division, the Company's marketing strategies will be designed to strengthen its brand names, increase customer traffic to its Web sites, build strong customer loyalty, maximize repeat purchases and develop incremental revenue opportunities. The Company intends to build customer loyalty by creatively applying technology to deliver personalized programs and service, as well as creative and flexible merchandising. The Company will be able to provide increasingly targeted and customized services by using the extensive customer preference and behavioral data obtained as a result of its experience. The Internet allows rapid and effective experimentation and analysis, instant user feedback and efficient "redecorating of the store for each and every customer," all of which the Company intends to incorporate in its merchandising. In contrast to traditional direct-marketing efforts, the Company's personalized notification services will send highly customized notices to customers at their request. By offering customers a compelling and personalized value proposition, the Company will seek to increase the number of visitors that make a purchase, to encourage repeat visits and purchases and to extend customer retention. Loyal, satisfied customers also generate word-of-mouth advertising and awareness, and are able to reach thousands of other customers and potential customers because of the reach of electronic commerce.

                                   Technology

         The Company has implemented a broad array of site management, customer interaction, transaction-processing and fulfillment services and systems using commercially available, licensed technologies. The Company's current strategy is to license commercially available technology whenever possible rather than seek internally developed solutions.

         The Company will use a set of applications for accepting and validating customer orders, organizing, placing and managing orders with vendors, receiving product and assigning it to customer orders, and managing shipment of products and services to customers based on various ordering criteria. These applications will also manage the process of accepting, authorizing and charging customer credit cards. In addition, the Company's systems will allow it to maintain ongoing automated e-mail communications with customers throughout the ordering process at a negligible incremental cost. These systems will automate many routine communications entirely, facilitate management of customer e-mail inquiries and allow customers (on a self-service basis) to check order status, change their e-mail address or password, and check subscriptions to personal notification services.

         A group of systems administrators and network managers will monitor and operate the Company's Web sites, network operations and transaction-processing systems. The continued uninterrupted operation of the Company's Web sites and transaction-processing systems is essential to the Company's businesses, and the site operations staff is expected to ensure, to the greatest extent possible, the reliability of the Company's Web sites and transaction-processing systems.

                                   Competition

         In general, the market for Internet professional services and electronic commerce are relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist, intensify and increase in the future. Barriers to entry are minimal, and new competitors can enters these markets at a relatively low cost. Most of the Company's current and potential competitors have longer operating histories, larger client bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than the Company and could decide at any time to increase their resource commitments to the Company's markets. In addition, these markets are subject to continuing definition, and, as a result, the core business of certain of the Company's competitors may better position them to compete in these markets as they mature. Competition of the type described above could materially adversely affect the Company's business, results of operations and financial condition.

         With regard to the Company's fee-for-services division, the Company believes that the principal competitive factors in its market are strategic expertise, technical knowledge and creative skills, brand recognition, reliability of the delivered solution, client service and price. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company has no patented technology that would preclude or inhibit competitors from entering the Internet professional services market.

         With regard to the Company's brands-under-management division, the Company believes that the principal competitive factors in its markets will be brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of editorial and other site content and reliability and speed of fulfillment, and the Company intends to compete vigorously in all of these aspects. Nonetheless, electronic retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and electronic commerce increases. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to their Web sites and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. In addition, companies that control access to transactions through network access or Web browsers could promote the Company's competitors or charge the Company a substantial fee for inclusion.

                                    Employees

         The Company currently has three full-time employees. The Company expects that it may have as many as five to ten employees within the next year, excluding employees of any acquired businesses. Although the competition for employees is fairly intense, the Company does not now foresee problems in hiring additional qualified employees to meet its labor needs. The Company also utilizes the services of five outside consultants, who each devote a considerable amount of their business time to matters involving the Company.

                                   Facilities

         The Company currently leases a small amount of office space for its corporate offices on a month-to-month basis and a small amount of rack space for servers in GTE's data-center based in Phoenix on a year-to-year basis. The Company also owns the intellectual property rights in its domain names and Web sites. The Company does not own any significant tangible property.

                                Legal Proceedings

         On or about January 17, 2000, the Company was served with a Summons with Notice dated December 30, 1999 regarding a lawsuit instituted by Louis Ferro, a former consultant of the Company. This lawsuit was instituted in the Supreme Court of the State of New York, County of New York (Index No. 605883)
against the Company and Greg J. Micek, a Director and the President of the Company. (The Supreme Court of the State of New York is the initial level trial court of the State of New York.) Under the procedural law of the State of New York, the Summons with Notice received by the Company is not required to give much information regarding the specifics of the claims being asserted, and no such specifics were given. However, such Summons with Notice did indicate that the nature of the action is breach of contract, unjust enrichment and libel, and that Mr. Ferro is seeking $1,042,132.89 (plus interest) in damages. The Company otherwise had until about February 17, 2000 to answer this lawsuit; however, the Company procured an extension from Mr. Ferro's counsel, giving to the Company the right to file its answer at any time on or prior to March 15, 2000. The Company believes that the lawsuit is without merit and that the Company has valid counterclaims against Mr. Ferro, having values that will more than offset any amounts Mr. Ferro is likely to recover against the Company. Accordingly, unless settled soon, the Company intends to answer this lawsuit, vigorously defending against all claims asserted and asserting all available counterclaims. Notwithstanding the preceding, to avoid the excessive costs of litigation, the Company has reached a verbal, non-binding settlement with Mr. Ferro in which the Company would pay to Mr. Ferro an amount extremely small in comparison to the amount sought by him. The ultimate completion of this settlement depends on one contingency, the outcome of which is uncertain. As a consequence, the ultimate outcome of the proposed settlement and of this lawsuit can not now be determined.

                              Available Information

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this Prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

         The Company has registered as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, the Company will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10- QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's reports can be inspected at, and copies downloaded from, the Commission's World Wide Web.

                                   MANAGEMENT

         The directors and executive officers of the Company are as follows:


         Name                               Age               Positions

         Greg J. Micek                      45                Director, President

         Lewis E. Ball                      68                Director, Treasurer & Secretary

         Kevin Dotson                       34                Key Consultant

         Greg J. Micek has served as a Director and President of the Company since inception. Since 1983, Mr. Micek has been a principal of The Micek Group, a business consulting firm. In this connection, from June 1996 to June 1997 he served as President and Chief Executive Officer of HyperDynamics Corporation (formerly Ram-Z Enterprises, Inc.), a publicly traded company focusing on technology acquisitions. In addition, from 1992 to 1994 Mr. Micek served as the Project Manager for the City of Austin's Small Contractor Support Network, and from 1991 to 1992, he served as a business reorganization consultant for Parker Brothers, Inc. Mr. Micek received a Bachelor of Arts and a Doctorate of Jurisprudence from Creighton University.

         Lewis E. Ball has served as a director of the Company since November 15, 1997. He has been a financial consultant to a number of companies since 1993. From June 1996 to January 1997, Mr. Ball served as the Chief Financial Officer of HyperDynamics Corporation (formerly Ram-Z Enterprises, Inc.). Mr. Ball has many years of industry experience as a Chief Financial Officer and Director of several major public companies, including Stewart & Stevenson Services, Inc. and Richmond Tank Car Company (from 1983 to 1993). He is a Certified Public Accountant and a Certified Management Accountant. Mr. Ball earned a Bachelor of Business Administration in Finance from the University of Texas at Austin, followed by post-graduate studies in accounting at the University of Houston.

         Kevin Dotson has served as a key consultant to the Company since December 1, 1997. Since 1995, Mr. Dotson has owned MicroVision Solutions, an Internet consulting and Web development company. From 1994 to 1995, he worked as a data entry specialist for Columbia/HCA SMBC in Houston. Earlier he had served in the United States Army for five years training military personnel on computer systems. Mr. Dotson attended Arizona State University.

         The authorized number of directors of the Company is presently fixed at two. Each director serves for a term of one year that expires at the following annual stockholders' meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. Currently, directors of the Company receive no remuneration for their services as such, but the Company will reimburse the directors for any expenses incurred in attending any directors meeting.

         There  are  no  family   relationships,   or  other   arrangements   or
understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

                           Summary Compensation Table

         The following table sets forth the compensation paid by the Company to its Chief Executive Officer for services in all capacities to the Company (no executive officer of the Company had total annual salary and bonus for the fiscal years ended June 30, 1999 or 1998 exceeding $100,000).

                         Summary Compensation Table (1)


                                Annual Long-Term

                            Compensation Compensation

(a)                                 (b)              (c)                        (g)
                                     Fiscal

Name and                            Year                                        Securities Underlying
Principal Position                  Ended          Salary                       Options (number of shares)
----------------------------------------------------------------------------------------------------------
Greg J. Micek                    6/30/99             (2)                        -0-
Chief Executive                  6/30/98             (2)                    2,000,000
Officer and
President


-----------------

(1) The Columns designated by the Commission for the reporting of certain bonuses, other annual compensation, long-term compensation, including awards of restricted stock, long term incentive plan payouts, and all other compensation, have been eliminated as no such bonuses, awards, payouts or compensation were awarded to, earned by or paid to any specified person during any fiscal year covered by the table.

(2) Mr. Micek is entitled to an annual salary of $60,000; however, he voluntary elected not to receive any portion of his salary during fiscal 1999 or fiscal 1998.

                               Stock Option Grants

         The Company did not grant any stock options during the fiscal year ended June 30, 1999.

                  Option Exercises/Value of Unexercised Options

         The following table sets forth the number of securities underlying options exercisable at June 30, 1999, and the value at June 30, 1999 of exercisable in-the-money options remaining outstanding as to the Chief Executive Officer of the Company. No SAR's of any kind have been granted.

                       Aggregated Option Exercises in Last

                  Fiscal Year and Fiscal Year End Option Values


(a)                                         d)                                          (e)
                                    Number of Securities

                                    Underlying Unexercised             Value of Unexercised
                                    Options at June 30, 1999           In-the-Money Options at
                                       (Numbers of Shares)                June 30, 1999

Name                                   Exercisable                         Exercisable

Greg J. Micek                            2,000,000                          $1,550,000(2)

---------------------

(1) The Columns designated by the Commission for the reporting of the number of shares acquired on exercise, the value realized, and the number and value of unexercisable options have been eliminated as no options were exercised and no unexercisable options existed during the fiscal year covered by the table.

(2) The price of the Common Stock used for computing this value was the $.875 per share closing bid price of the Common Stock on the OTC Bulletin Board on June 30, 1999.

                                   Other Plans

         The Company has no other deferred compensation, pension or retirement plans in which executive officers participate.

                    Compensation Agreement with Key Personnel

         The Company has entered into an employment agreement (the "Employment Agreement") with Greg J. Micek, a Director and the President of the Company. The Employment Agreement has a term of three years and will expire in accordance with its terms in November 2000. Under the Employment Agreement, Mr. Micek is to receive an annual salary of $60,000, although as of the date of this Prospectus he not yet received any payment from the Company on his salary. Mr. Micek is also entitled to participate in any and all employee benefit plans hereafter established for the employees of the Company. The Employment Agreement contains a covenant not to compete barring Mr. Micek from engaging in the electronic commerce business anywhere in the world for one year after the termination of the Employment Agreement by the Company with cause or by Mr. Micek without cause. Moreover, pursuant to an agreement between the Company and Mr. Micek, the Company granted to Mr. Micek options to purchase 2,000,000 shares of Common Stock at a per-share purchase price of $.10. The options have a term of five years.

         The Company has entered into an agreement with Kevin Dotson, a person who provides Internet consulting services to the Company. This agreement provides that, for providing consulting services to the Company, the Company shall issue to Mr. Dotson options to purchase shares of Common Stock, at a purchase price per share equal to the fair market value, on any day on which Mr. Dotson provides consulting services to the Company. The number of shares with respect to which Mr. Dotson will be issued options will depend on the number of hours of consulting services that he provides on any particular day. Mr. Dotson will be issued an option to purchase 250 shares (on any day on which he consults for up to four hours), 500 shares (on any day on which he consults for more than four hours and up to eight hours), 750 shares (on any day on which he consults for more than eight hours and up to ten hours) and 1,000 shares (on any day on which he consults for more than ten hours). Notwithstanding the preceding, the maximum number of shares, with respect to which Mr. Dotson may be granted options pursuant to the Dotson Option Agreement, is 250,000. Each option issued under the Dotson Option Agreement will have a term of five years after the date it is issued. Under an additional option agreement, Mr. Dotson was granted an option to purchase 200,000 of Common Stock at a per-share purchase price of $.25. This option vests over a two-year period. As of March 10, 2000, Mr. Dotson had been issued under his agreements options to purchase 340,000 shares of Common Stock.

                              Certain Transactions

         In connection with the organization of the Company, the Company issued to Mr. Micek 6.2 million shares of Common Stock in consideration of a payment of $62,000. The terms and conditions of Mr. Micek's employment with the Company and the grant of a stock option to him in this connection are discussed in the subsection captioned "Compensation Agreement with Key Personnel" immediately preceding.

         Between October 1997 and early June 1999, John J. Micek, Jr. loaned $200,000 to the Company. John J. Micek, Jr. is the father of Greg J. Micek, a director and the President of the Company. Such loans were represented by a number of demand promissory notes bearing interest at a rate of nine percent per annum. During fiscal 1999, Greg J. Micek acquired from John J. Micek, Jr. all of these promissory notes in exchange for 300,000 shares of the Company's common stock held by him. As of December 31, 1999, the total balance owed to Greg J. Micek on these promissory notes was approximately $359,223.

         As a finder's fee for making the introductions leading to the investment of LS Capital in the Company and for a payment of $.01 per share, the Company issued to Lewis E. Ball, a director of the Company, 100,000 shares of Common Stock. Also, for services provided to the Company, the Company issued to Mr. Ball an additional 20,000 shares of Common Stock.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of March 10, 2000 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director; and (iii) by all directors and officers as a group.


Name and Address of

Beneficial Owner                                       Number(1)               Percent

Greg J. Micek                                        7,750,000(2)               57.8%
5444 Westheimer, Suite 2080
Houston, Texas 77056

Lewis E. Ball                                          120,000                  1.1%
6122 Valley Forge
Houston, Texas 77057

Carlo Pellegrini                                     1,000,000(3)               8.1%
195 High Avenue
New York, NY 10960

All directors and officers                           7,870,000(2)              58.7%
as a group (two persons)

(1) Includes shares Stock beneficially owned pursuant to options and warrants exercisable within 60 days after the date of this Prospectus.

(2) Includes 5,750,000 shares owned outright and 2,000,000 shares that may be purchased pursuant an option currently exercisable.

(3) Includes 1,000,000 shares that may be purchased pursuant an option currently exercisable.


                          DESCRIPTION OF CAPITAL STOCK

Capital Stock.

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of Preferred Stock, $.01 par value per share.

Securities Being Offered.

         The Company is registering with the Commission, and this Prospectus covers, 3,000,000 Class B Warrants entitling the holders thereof to acquire an aggregate of 3,000,000 shares of Common Stock at a per-share price of $2.00. The Class B Warrants will be issued to the holders of the Class A Warrants upon exercise of the Class A Warrants at rate of two Class B Warrants for each Class A Warrant exercised, without the payment of any additional consideration. In addition, the Company is also registering 3,000,000 Class C Warrants entitling the holders thereof to acquire an aggregate of 3,000,000 shares of Common Stock at a per-share price of $5.00. The Class C Warrants will be issued to the holders of the Class B Warrants upon exercise of the Class B Warrants at rate of one Class C Warrant for each Class B Warrant exercised, without the payment of any additional consideration. Moreover, the Company is also registering the 7,500,000 shares of Common Stock issuable upon the exercise of the Class A
Warrants, Class B Warrants and Class C Warrants. Finally, the Company has registered an additional 5,000,000 shares of Common Stock in order to facilitate the Company's ability to pursue other electronic commerce opportunities. It is anticipated that this will enable the Company to issue registered stock in connection with any one or more acquisitions of assets or mergers with existing businesses. The Company has no significant acquisitions currently under consideration. The issuance of such shares and the consideration to be received therefor will be entirely within the discretion of the Company's Board of Directors. Although the Board of Directors intends to utilize its reasonable business judgment and to fulfill its fiduciary obligations to the Company's then existing stockholders in connection with any issuance, it is possible that the future issuance of additional shares could cause immediate and substantial dilution to the net tangible book value of those shares of the Common Stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of the Company's issued and outstanding shares could have a material adverse effect on the market value of the shares.

Common Stock.

         The authorized Common Stock of the Company consists of 50,000,000 shares, par value $0.01 per share. As of March 20, 2000, approximately 11,400,057 shares of Common Stock are issued and outstanding. All of the shares of Common Stock are validly issued, fully paid and nonassessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Warrants.

         The Warrants are comprised of Class A Warrants, Class B Warrants and Class C Warrants. The Class A Warrants are being issued in connection with the Distribution, the Class B Warrants will be issued in connection with the exercise of the Class A Warrants, and the Class C Warrants will be issued in connection with the exercise of the Class B Warrants. The Class A Warrants, the Class B Warrants and the Class C Warrants feature identical rights other than as indicated herein. The Warrants will be issued in registered form under a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company as warrant agent (the "Warrant Agent"). The following summary of the provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

         Each Warrant will be separately transferable and will entitle the registered holder thereof to purchase one share of Common Stock, subject to adjustment as described below. A Class A Warrant may be exercised for a period of three years commencing May 12, 1998. A Class B Warrant may be exercised for a period of three years commencing after the last Class B Warrant is issued or the last Class A Warrant is redeemed, whichever occurs earlier. A Class C Warrant may be exercised for a period of three years commencing after the last Class C Warrant is issued or the last Class B Warrant is redeemed, whichever occurs earlier. Subject to adjustment as described below, the purchase price for shares of Common Stock acquired pursuant to exercises of the Warrants shall be $1.00 per share in the case of the Class A Warrants, $2.00 per share in the case of the Class B Warrants, and $5.00 per share in the case of the Class C Warrants. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

         Any or all of the Warrants may be redeemed by the Company at a price of $.01 per Warrant, upon the giving of not less than 30 days' nor more than 60 days' written notice at any time after the date of this Prospectus, provided that (depending on the market in which the Common Stock is traded) the closing bid price, closing sales price or average of the closing bid and closing ask prices has been at least $1.25 (in the case of a Class A Warrant), $2.35 (in the case of a Class B Warrant) and $5.50 (in the case of a Class C Warrant), on each of the ten (10) consecutive trading days ending on the third day prior to the day on which the redemption notice is given. The right to purchase the Common Stock represented by the Warrants so called for redemption will be forfeited unless the Warrants are exercised prior to the date specified in the foregoing notice of redemption.

         A holder may exercise Warrants by surrendering the certificate evidencing the Warrants to the Warrant Agent, together with the form of election to purchase on the reverse side of such certificate properly completed and executed and the payment of the exercise price and any transfer tax. Upon exercise of a Class A Warrant, the exercising holder shall be issued two Class B Warrants without the payment of any additional consideration, and upon exercise of a Class B Warrant, the exercising holder shall be issued one Class C Warrant also without the payment of any additional consideration. Warrant holders will not have any voting or other rights as stockholders of the Company unless and until some Warrants are exercised and shares issued pursuant thereto. If fewer than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Holders of the Warrants may sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to the Warrants.

         For a holder to exercise a Warrant, there must be a current registration statement on file with the Commission and various state securities commissions. The Company will be required to file post-effective amendments to the registration statement when events require such amendments. While it is the Company's intention to file post-effective amendments when necessary, there is no assurance that the registration statement will be kept effective. If the registration statement is not kept current for any reason, the Warrants will not be exercisable, and holders thereof may be deprived of value. Moreover, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants. If the Company is unable to qualify the Common Stock underlying the Warrants for sale in certain states, holders of the Warrants in those states will have no choice but to either sell the Warrants or allow them to expire.

         For the life of the Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

         The Company has authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

Preferred Stock.

         The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.01 par value preferred stock (the "Preferred Stock"). As of the date of this Prospectus, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

         One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Delaware Legislation.

         The Company is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at lease eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). The Company has not elected out of Section 203, and the restrictions imposed by
Section 203 apply to the Company. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of the Company.

Shares Eligible for Future Sale.

         Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future. Approximately 11,400,057 shares of Common Stock are issued and outstanding, approximately 7,475,000 of which are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired. Nearly all of these restricted and control shares of Common Stock are now eligible for sale under Rule 144 subject to the volume limitations of Rule 144. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about the Company. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from the Company or from any affiliate of the Company, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person will be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                                     EXPERTS

         The financial statements and schedules of JVWeb, Inc. as of June 30, 1999 and for the fiscal year ended at June 30, 1999 and for the period from October 28, 1997 (inception) through June 30, 1998 have been included herein and in the registration statement in reliance upon the report of Malone & Bailey, PLLC, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.


                                                                                                               Page

 Year Ended June 30, 1999:

          Report of Independent Auditors .......................................................................F-1

          Balance Sheet as of June 30, 1999 ................................................................... F-2

          Income Statement  for the year ended June 30,  1999 and for the period from  October  28,  1997  (inception)  through  June  30,  1998 .............................. F-3

         Statement  of  Stockholders'  Equity for the period  October  28,  1997
                (inception) through June 30, 1999 ..............................................................F-4

          Statement of Cash Flows for the year ended June 30, 1999 and for the period from October 28, 1997
                 (inception) through June 30, 1998 ............................................................ F-5

          Notes to Financial Statements ........................................................................F-6

Six Months Ended December 31,1999 (unaudited):

         Balance sheet as of December 31, 1999 .................................................................G-1

         Income  statements  for the six  months  ended  December  31,  1999 and 1998...........................G-2

         Income  statements  for the three  months  ended  December 31, 1999 and 1998 ..........................G-3

         Statements of cash flows for the six months ended December 31, 1999 and 1998...........................G-4

         Notes to financial statements..........................................................................G-5

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
   JVWeb, Inc.
   Houston, Texas

We have  audited  the  accompanying  balance  sheet of JVWeb,  Inc.,  a Delaware corporation, as of June 30, 1999, and the related statements of expenses, stockholders' equity, and cash flows for year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JVWeb, Inc., as of June 30, 1999, and the results of its operations and its cash flows for year then ended in conformity with generally accepted accounting principles.

MALONE & BAILEY, PLLC
Houston, Texas

October 10, 1999

                                   JVWeb, Inc.

                                  Balance Sheet

                               As of June 30, 1999

                                     ASSETS


Cash                                                                               $    42,724
Note receivable                                                                         50,333
Prepaid professional fees                                                               32,713
Prepaid insurance                                                                       45,124
                                                                                   -----------

     Total Current Assets                                                              170,894
                                                                                   -----------

Office equipment and furniture (net of
     $1,700 accumulated depreciation)                                                    2,690

AMP3.com LLC Investment                                                                100,000
                                                                                   -----------

     Total Assets                                                                  $   273,584
                                                                                   ===========


      LIABILITIES & STOCKHOLDERS? EQUITY

Accounts payable                                                                   $    54,751
Notes payable to founding shareholder                                                  161,638
Note payable to insurance company                                                       34,510
                                                                                   -----------

     Total Liabilities                                                                 250,899
                                                                                   -----------

Preferred stock, $0.01 par, 10,000,000
     shares authorized, no shares issued or
     outstanding                                                                          -
Common stock, $0.01 par, 50,000,000 shares
     authorized, 9,327,557 shares issued and
     outstanding                                                                        93,276
Paid-in capital                                                                      1,241,236
Accumulated deficit stage                                                            (1,311,827)
                                                                                     ----------

     Total Stockholders' Equity                                                         22,685
                                                                                    ----------

     Total Liabilities & Stockholders' Equity                                      $   273,584
                                                                                   ===========




                             See notes to financial

                                   statements.

                                   JVWeb, Inc.

                                Income Statement

                      For the Year  Ended  June 30,  1999  and the  Period  from
                  October 28, 1997 (Inception)

                              Through June 30, 1998


                                                                         1999                  1998
                                                                      -----------            ------

REVENUES                                                               $   220,825            $     190
COST OF SALES                                                               53,286                   48
                                                                       -----------            ---------

Gross Margin                                                               167,539                 142

EXPENSES

General and administrative                                               1,295,154             174,338
Depreciation                                                                 1,463                 530
                                                                       -----------           ---------
                                                                         1,296,617             174,868
                                                                       -----------          ---------

Operating (Loss)                                                        (1,129,078)           (174,726)

INTEREST INCOME (EXPENSE)                                               (    8,129)                106
                                                                       -----------           ---------

Net Deficit                                                            $(1,137,207)          $(174,620)
                                                                       ===========            =========


NET LOSS PER COMMON SHARE                                                $(   0.14)          $(   0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                               7,968,402           6,681,250

                             See notes to financial

                                   statements.

                                   JVWeb, Inc.

                        Statement of Stockholders' Equity
                    Period from October 28, 1997 (Inception)
                              Through June 30, 1999

                                                                                                     Accumulated
                                                                                                       Deficit

                                                                                                      During the

                                                           Common Stock                Paid-in      Development
                                                      Shares           Amount           Capital        Stage            Totals
                                                    --------------------------------------------------------------------------------
      Shares issued at
         Inception to founding

         Shareholder for cash                      6,200,000        $62,000        $    7,516                        $   69,516

      Shares issued for cash                         700,000          7,000            48,000                            55,000

      Shares issued for

         Services                                    200,000          2,000            58,000                            60,000

      Shares issued as a
         Deposit on purchase

         of subsidiary                                70,000            700           129,300                           130,000

      Returnable shares                                                            (  130,000)                        ( 130,000)

      Net (deficit)                                                                               $(  174,620)         (174,260)
                                                ------------     --------------    ------------     -----------      -----------

      Balances,
         June 30, 1998                             7,170,000         71,700          112,816       (  174,620)            9,896
                                                   ---------         -------      ------------      -----------      ----------


      Shares issued for cash                         939,597          9,396          325,816                            335,212

      Shares issued for services                   1,042,900         10,429          704,355                            714,784

      Deposit shares returned                     (   70,000)       (   700)             700

      Fractional shares issued                        45,060            451       (      451)

      Shares issued for investment                   200,000          2,000           98,000                            100,000

      Net deficit                                                                                  $(1,137,207)      (1,137,207)
                                             -----------------      -----------   --------------     -----------     -----------

      Balances,
         June 30, 1999                             9,327,557        $93,276      $ 1,241,236       $(1,311,827)      $   22,685

                                                   =========       =======      ===========       ===========       ==========

                       See notes to financial statements.

                                   JVWeb, Inc.

                             Statement of Cash Flows

                      For the Year  Ended  June 30,  1999  and the  Period  from
                  October 28, 1997 (Inception)

                              Through June 30, 1998


                                                                                1999                   1998
                                                                             ----------             -------
CASH FLOW FROM OPERATIONS
  Net deficit                                                                $(1,137,207)             $(174,620)
  Adjustments to reconcile net
  deficit to cash provided from
  operating activities
         Depreciation                                                              1,170                    530
         Common stock for services                                               714,784                 60,000
         Writeoff of deposit on purchase
         of a subsidiary                                                                                 25,000
  Changes in:
         Employee advances                                                         2,550               (  2,550)
         Inventory                                                                 5,305               (  5,305)
         Prepaid expenses                                                       ( 58,337)              ( 19,500)
         Accounts payable                                                         46,936                  7,481
                                                                                 -------              --------

   NET CASH USED BY OPERATING ACTIVITIES                                        (399,799)              (133,964)
                                                                                --------               --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of office equipment & furniture                                                             (  4,390)
  Increase in loan receivable                                                   ( 50,000)
  Deposit on purchase of subsidiary                                                                    ( 25,000)
                                                                               --------                --------

   NET CASH USED BY INVESTING ACTIVITIES                                        ( 50,000)              ( 29,390)
                                                                                --------               --------

CASH FLOW FROM FINANCING ACTIVITIES
  Change in notes payable
       to founding shareholder                                                   123,638                38,000
  Proceeds from notes payable                                                     34,510                 1,250
  Payments on notes payable                                                     (  1,250)
  Issuance of common stock                                                       335,212               124,516
                                                                                --------              --------

   NET CASH FROM FINANCING ACTIVITIES                                            492,110               163,766
                                                                                --------              --------

   NET INCREASE IN CASH                                                           42,311                   412
   CASH AT BEGINNING OF YEAR                                                         412
                                                                               ---------
   CASH AT END OF YEAR                                                         $  42,723              $    412
                                                                               =========              ========

                             See notes to financial

                                   statements.

                                   JVWEB, INC

                          NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations. JVWeb, Inc. ("Company") was formed October 28, 1997 as a Delaware corporation. The Company was formed to market and develop internet sites as commercial sales outlets. The Company also provides internet consulting services.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents. For purposes of the cash flow statement, the Company considers highly liquid investments with maturities less than 90 days as cash and cash equivalents.

Revenue and cost recognition. Revenue from consulting is recognized when services are rendered. Advertising costs are expensed as incurred.

Inventories consist of imprinted sportswear and ad-specialty items. Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market. As of June 30, 1999, and 1998, respectively, inventory was $ 0 and $5,305.

Office equipment and furniture are valued at cost. Maintenance and repair costs are charged to expense as incurred. Gains and losses on disposition of property and equipment are reflected in income. Depreciation is computed on the straight-line method for financial reporting purposes, based on estimated useful lives of 3 to 5 years.

Income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to depreciation differences.

NOTE B - AMP-3.COM, LLC INVESTMENT

On April 12, 1999, the Company agreed to exchange 200,000 shares of Company common stock for a 5% ownership interest in AMP-3.com, LLC ("AMP-3"), a Texas limited liability start-up company providing Internet music retail sales and promotion services to the music industry.

In April 1999, the Company agreed to provide consulting services to AMP-3. During April through June, the Company invoiced AMP-3 $218,589 for consulting services and related out-of-pocket expenses, with a further $9,800 in services performed in July. AMP-3 has not paid or agreed to pay these charges. No further services have been rendered.

On June 1, 1999, the Company loaned $50,000 to AMP-3 in exchange for an 8% unsecured convertible subordinated promissory note due August 31, 1999. The note was convertible into a .5% interest in AMP-3 anytime before August 31, 1999, and no conversion was elected. The note was not paid at that time, and no arrangements for payment have been made. Payment was guaranteed individually by a stockholder of AMP-3.

                                   JVWEB, INC

                          NOTES TO FINANCIAL STATEMENTS

NOTE B - AMP-3.COM, LLC INVESTMENT (Continued)

AMP-3's financial situation is undetermined. The 5% investment is carried at cost, as management believes the near-term collection prospects are good. The $218,589 account receivable is fully reserved by an equivalent charge to an allowance for bad debts, although management believes that the likelihood of eventual collection is good. The $50,000 cash investment is carried at full value because of the positive prospects of AMP-3 and the implied solvency of their guaranteeing stockholder.

NOTE C - RELATED PARTY TRANSACTIONS

The founding shareholder contributed $69,516 cash for the initial common stock issued. The founding shareholder has loaned the Company $161,638 and $23,000 individually and $0 and $15,000 from a related company as of June 30, 1999 and 1998, respectively. The balance is due upon demand and accrues interest at 9%.

The Company entered into a three-year employment agreement with the founding shareholder in October 1997 which named him President of the Company and provided an annual salary of $60,000. The Company has not accrued or paid any wages to date.

In October 1997, the Company granted 2,000,000 stock options to purchase the Company's common stock at $0.10 per share to the founding shareholder. The options may be exercised at any time and expire on October 30, 2002.

NOTE D - TIME FINANCIAL INVESTMENT

The Company entered into an Asset Purchase Agreement in July 1998 with Time Lending Services, Inc. to purchase all the assets of a publication called Wall Street Whispers. The purchase price of the publication is $140,000. The Company paid $55,000 ($25,000 as of June 30, 1998) in cash, and issued 70,000 returnable shares of the Company's common stock on June 29, 1998. As of October 29, 1998, the purchase transaction had been abandoned. The $55,000 deposit was written off and the shares were returned to the Company.

NOTE F - NOTE PAYABLE TO INSURANCE COMPANY

The Company financed its insurance program with an insurance note payable in nine monthly installments of $5,122, including interest at 9%, due by June 30, 1999.

                                   JVWEB, INC

                          NOTES TO FINANCIAL STATEMENTS

NOTE G - OPERATING LEASES

The Company is obligated on a corporate office lease in Houston, Texas and on an electronic web site lease in Arizona on a month-to-month basis for a total of $3,000 and $1,500 per month in the years ended June 30, 1999 and 1998, respectively.

NOTE H - CONSULTING AGREEMENTS

The Company has entered into four consulting agreements by which options to purchase the Company's common stock at stipulated prices ranging from $.10 to $1.00 per share were issued. 980,000 and 250,000 options were issued during the years ended June 30, 1999 and June 30, 1998, respectively. The options are subject to forfeiture on a prorata basis should the services terminate prior to the term of the agreement. Pursuant to two of the agreements, a variable monthly cash retainer is also paid. Additionally, 140,000 shares of stock were issued to these consultants during the year ended June 30, 1999. The Company is obligated to issue an additional 50,000 shares of stock to one of these consultants over the next year.

The Company has entered into five consulting agreements by which options to purchase the Company's common stock at prices approximating fair market value on the date of grant are issued at a stipulated rate of shares per hour. During the years ended June 30, 1999 and 1998, respectively, 105,250 and 55,000 options have been granted under these agreements. 20,000 shares were issued to one of these consultants as additional compensation.

The Company entered into another consulting agreement which it canceled in August 1998. The Company issued 20,000 and 50,000 shares during the years ended June 30, 1999 and 1998 respectively under this agreement and has no further liability to this consultant.

The Company entered on March 31, 1999 a two year agreement with one consultant for business services for $25,000 per quarter, payable in shares. 75,000 S-8 shares have been issued pursuant to this agreement.

                                   JVWEB, INC

                          NOTES TO FINANCIAL STATEMENTS

NOTE H - CONSULTING AGREEEMENTS (Continued)

The Company issued 96,000 options and 420,000 shares to consultants whose agreements began and terminated during the year ended June 30, 1999.

NOTE I - STOCK OPTIONS

Beginning at inception, the Company adopted the disclosure requirements of FASB Statement 123, Accounting for Stock Based Incentive Plans. The Company has granted options pursuant to its stock option plan. Grants are made at management's discretion, and are compensation for services. Additionally, the Company issues warrants from time to time. The stock option plan and warrants issuances are administered by the Board of Directors of the Company, who have substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any. Both options and warrants carry certain anti-dilution provisions concerning stock dividends or splits, mergers and reorganizations.

The Company uses the intrinsic value method of calculating compensation expense, as described and recommended by Accounting Principles Board (APB) Opinion No. 25 (Accounting for Stock Issued to Employees) and permitted by FASB Statement 123. Accordingly, no compensation expense has been recognized for the stock options during the years ended June 30, 1999 and 1998.

Summary information on each are as follows:


                                                        Weighted                             Weighted
                                                         Average                              Average
                                                           Share                                Share
                                                         Options               Price         Warrants                 Price

Year ended June 30, 1998:

     Granted and outstanding                              2,541,250            $0.12           1,500,000            $1.00
Year ended June 30, 1999:

     Granted                                                985,000             0.53
     Exercised                                              432,400             0.26              26,262             1.00
                                                           ---------            -----           ---------          -------
Outstanding at

     June 30, 1999                                        3,093,850         $   0.23           1,473,738          $  1.00
                                                          =========         ========           =========          =======


                      ASSETS

Cash                                                                                                    $   14,512
Accounts receivable                                                                                         50,328
Note receivable                                                                                             52,333
                                                                                                        ----------

     Total Current Assets                                                                                  117,173
                                                                                                        ----------

Office equipment and furniture (net of
     $2,580 accumulated depreciation)                                                                        1,910
                                                                                                        ----------

Linksxpress.com, Inc. investment                                                                            60,000
Linksxpress.co.uk                                                                                          288,000
Investment in AMP3                                                                                         100,000
                                                                                                           -------

     Total Assets                                                                                       $  567,083
                                                                                                        ==========


      LIABILITIES & STOCKHOLDERS' EQUITY

Accounts payable                                                                                        $   71,793
Accrued interest                                                                                            15,883
Notes payable to related parties                                                                           359,223
                                                                                                         ----------

     Total Liabilities                                                                                     446,899
                                                                                                        ----------

Common stock, $0.01 par, 50,000,000 shares
     authorized, 10,414,057 shares issued and
     outstanding                                                                                          104,141
Paid-in capital                                                                                         1,888,960
Retained Earnings                                                                                      (1,872,917)
                                                                                                       ----------

     Total Stockholders' Equity                                                                           120,184
                                                                                                       ----------

     Total Liabilities & Stockholders' Equity                                                          $  567,083
                                                                                                       ==========

                                   JVWeb, Inc.

                                Income Statements

          For the Three and Six Months Ended December 31, 1999 and 1998
                                   (Unaudited)


                                                    3 Months          6 Months         3 Months          6 Months
                                                      Ended             Ended            Ended             Ended
                                                     Dec. 31,          Dec. 31,        Dec. 31,          Dec. 31,
                                                       1999              1999            1998              1998
                                                   ----------        ----------       ----------        -------


REVENUES                                            $  40,138        $  62,971
COST OF SALES                                          40,459           40,459
                                                    ---------        ---------

    Gross Margin                                         (321)          22,512

EXPENSES

    General & administrative                         325,243           576,221         $ 125,762         $ 305,043
    Depreciation                                          98               439               244               439
                                                   ---------        --------- - ---------------         ---------

                                                     325,341           576,660           126,006           305,482
                                                    ---------       ---------         ---------         ---------

    Operating (Loss)                                (325,662)         (554,148)         (126,006)         (305,482)

INTEREST INCOME                                        1,000            2,000
INTEREST EXPENSE                                    (  4,408)        (  8,942)
                                                    ---------        ---------        -----------       ----------


       NET LOSS                                     $(329,070)       $(561,090)        $(126,006)        $(305,482)
                                                    =========        =========         =========         =========


NET LOSS PER COMMON SHARE                           $(    .04)       $(    .06)        $(    .02)        $(    .04)

WEIGHTED AVERAGE COMMON
       SHARES OUTSTANDING                           9,716,057        9,626,057         7,894,160         7,497,080

                                   JVWeb, Inc.

                        Statement of Stockholders' Equity

                            Through December 31, 1999

                                                                                     Accumulated
                                                                                       Deficit

                                                                                     During the

                                         Common Stock                  Paid-in       Development
                                         Shares          Amount        Capital         Stage               Totals

Shares issued at
    inception to founding
     shareholder for cash                6,200,000     $  62,000     $   7,516                            $  69,516

Shares issued:
  for cash                                 700,000         7,000        48,000                               55,000
  for services                             200,000         2,000        58,000                               60,000
  deposit on purchase
   of subsidiary                            70,000           700       129,300                              130,000

Returnable shares                                                     (130,000)                            (130,000)

Net (deficit)                                                                        $(174,620)            (174,620)
                                         ----------     ----------   -----------      -------              ---------

Balances, June 30,
 1999 (Audited)                          7,170,000        71,700       112,816        (174,620)               9,896
                                        ----------      ---------     ---------      ---------            ---------

Shares issued:
    for cash                               620,240         6,202       116,976                              123,178
    for services                           358,860         3,589        66,454                               70,043

Shares returned from
    subsidiary purchase
      deposit                           (   70,000)     (    700)          700

Fractional shares issued                     45,060          451       (   451)

Shares repurchased from

    founding shareholder                 (  150,000)    (  1,500)     (    900)                            (  2,400)

Net deficit                                                                           (305,482)            (305,482)
                                        ----------      ----------     ---------      ---------           ---------

Balance, December 31,
 1999 (Unaudited)                         7,974,160    $  79,742      $295,595       $(480,102)           $(104,765)
                                         ==========      ==========   ========      ==========         ==========

                                   JVWeb, Inc.

                            Statements of Cash Flows
               For the Six Months Ended December 31, 1999 and 1998
                                   (Unaudited)


                                                                                      6 Months           6 Months
                                                                                        Ended              Ended
                                                                                        Dec. 31,           Dec. 31,
                                                                                        1999               1998
                                                                                      ----------        -------

CASH FLOWS FROM OPERATIONS
   Net deficit                                                                         $(600,270)        $(305,482)
   Adjustments to reconcile net
     deficit to cash provided
       from operating activities
         Depreciation                                                                        780              439
         Common stock issued for
           services                                                                      290,589            70,043
         Changes in:
           Accounts receivable                                                          ( 11,148)
           Write off of deposits on
           purchase of subsidiary                                                                           55,000
         Net changes in:
           Employee advance                                                                                  2,550
           Inventory                                                                                      (  3,641)
           Prepaid legal expenses                                                         47,624            15,200
           Accounts payable                                                               30,926            11,956
                                                                                       ---------         ---------
     NET CASH USED BY OPERATING
         ACTIVITIES                                                                     (241,499)         (153,935)
                                                                                       ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Deposit on purchase of subsidiary                                                                     ( 30,000)
                                                                                      ---------           -------
     NET CASH USED BY INVESTING
         ACTIVITIES                                                                                      ( 30,000)
                                                                                      ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Change in notes payable to founding
     shareholder                                                                         197,585            64,500
   Payments on note payable                                                             ( 24,297)          ( 1,250)
   Proceeds from notes payable                                                            20,000
   Issuance of common stock                                                               20,000           120,778
                                                                                       ---------         ---------
     NET CASH PROVIDED BY FINANCING
       ACTIVITIES                                                                        213,288           184,028
                                                                                       ---------         ---------

     NET INCREASE (DECREASE) IN CASH                                                    ( 28,221)               93
     CASH BEGINNING                                                                       42,733               412
                                                                                       ---------         ---------

     CASH ENDING                                                                       $  14,512         $     505
                                                                                       =========         =========

                          NOTES TO FINANCIAL STATEMENTS

                                   (Unaudited)

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of JVWeb, Inc., a Texas corporation (`Company'), have been prepared in accordance with generally accepted accounting principles and the rules of the Securities and Exchange Commission (?SEC?), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's latest Annual Report filed with the SEC on From 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year,1999, as reported in Form 10-KSB, have been omitted.

NOTE B - ACQUISITION OF LINKSXPRESS.COM, INC.

On September 15, 1999, the Company acquired 500,000 shares of Linksxpress.com, Inc. in exchange for 150,000 shares of Company stock, valued at current market price of $.40 per share.

NOTE C - ACQUISITION OF LINKSXPRESS.CO.UK

On the Company acquired shares of Linksxpress.co.uk in exchange for 600,000 shares of company stock, valued at current market value of $.48 per share.


                                                  TABLE OF CONTENTS

PROSPECTUS SUMMARY ...............................................................................................2

RISK FACTORS......................................................................................................5

USE OF PROCEEDS..................................................................................................19

DIVIDEND POLICY..................................................................................................19

PRICE RANGE OF COMMON STOCK......................................................................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS...................................................................................21

BUSINESS ........................................................................................................24

MANAGEMENT ......................................................................................................39

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS..................................................................40

PRINCIPAL STOCKHOLDERS ..........................................................................................42

DESCRIPTION OF CAPITAL STOCK ....................................................................................43

EXPERTS .........................................................................................................48

UNTIL ___________________ _____, 2000, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware Law, the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

         Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The Company's Certificate of Incorporation also provides that expenses incurred by a person in his capacity as director of the Company in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by the Company pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

         The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

         The Company intends to attempt to procure directors' and officers' liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses set forth below, will be borne by the Company.


         Item                                                                                                Amount

         SEC Registration Fee ...........................................................................$ 8,250.00
         Blue Sky Filing Fees and Expenses ................................................................5,000.00
         Legal Fees and Expense ..........................................................................27,500.00
         Accounting Fees and Expenses .....................................................................2,500.00
         Printing ........................................................................................11,000.00
         Mailing ..........................................................................................4,000.00

         Total ......................................................................................... $58,250.00


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         In connection with the formation of the Company, the Company issued to Greg J. Micek, a director and the President of the Company, 6.2 million shares of the Company's common stock (the "Common Stock"), in consideration of $62,000. Moreover, pursuant to an agreement between the Company and Mr. Micek, the Company granted to Mr. Micek options to purchase 2,000,000 shares of Common Stock at a per-share purchase price of $.10. The options have a term of five years. Because Mr. Micek is a director and President of the Company, the issuance of Common Stock and the options is claimed, and the issuances of the Common Stock underlying the option will be claimed, to be exempt pursuant to
Section 4(2) of the Act under the Act.

         As a finder's fee for making the introductions leading to the investment of LS Capital Corporation ("LS Capital") in the Company and for a payment of $.01 per share, the Company issued to Lewis E. Ball, a director of the Company, 100,000 shares of Common Stock. In consideration of services provided to the Company, the Company issued to Mr. Ball 20,000 shares of Common Stock. Because Mr. Ball is a director, these issuances of Common Stock to him are claimed to be exempt pursuant Section 4(2) of the Act.

         Pursuant to an agreement between the Company and LS Capital dated November 15, 1997 (as amended), the Company issued to LS Capital 500,000 shares of Common Stock and 1,500,000 Class A warrants, in consideration of $5,000.00. The Company also issue to LS Capital 45,060 shares of Common Stock to settle possible claims to additional shares of Common Stock that LS Capital may have had against the Company. All of these issuances are claimed to be exempt pursuant to Regulation D under the Act.

         Pursuant to agreements between the Company and several important service providers, the Company agreed to issue options to purchase shares of Common Stock to such providers, at a purchase price per share equal to fair market value, on any day on which the providers provide services to the Company. The number of shares with respect to which the providers will be issued options depends on the amount of services provided. As of March 10, 1999, these providers had been issued options to purchase 382,250 shares of Common Stock. The exact number of shares of Common Stock with respect to which options will be issued to such providers can not now be determined. The issuances of the options is claimed, and the issuances of the underlying Common Stock will be claimed, to be exempt pursuant to Section 4(2) of the Act and Regulation D under the Act.

         Pursuant to a subscription agreement, the Company issued to Universal Warranty, Inc. 200,000 shares of Common Stock in consideration of $50,000. This issuance is claimed to be exempt pursuant to Regulation D under the Act.

         The Company issued a convertible promissory note to Equitrust Mortgage Corporation ("Equitrust") in consideration of a loan by Equitrust to the Company in the amount of $50,000. Subsequently, this convertible promissory note was automatically converted into 200,000 shares of Common Stock. In this connection, Equitrust also purchased 300,000 additional shares of Common Stock for an aggregate purchase price of $75,000. The issuances of the convertible promissory note, the shares of Common Stock into which it was converted, and the 300,000 additional shares of Common Stock are claimed to be exempt pursuant to Regulation D under the Act.

         For services rendered (and agreed to be rendered in written contracts) having a value determined to be $132,675, the Company issued to four persons providing services to the Company an aggregate of 176,900 shares of Common Stock. This issuance is claimed to be exempt pursuant to Regulation D under the Act.

         The Company has also issued to seven persons providing various services to the Company options to purchase an aggregate of 176,000 shares of Common Stock at per- share exercise prices ranging from $.10 to $.25. The issuances of the options are claimed, and the issuances of the underlying Common Stock will be claimed, to be exempt pursuant to Regulation D under the Act.

         In consideration of the release of amounts actually or possibly owed by the Company to an individual, the Company issued to such individual 20,000 shares of Common Stock. This issuance is claimed to be exempt pursuant to Regulation D under the Act.

         For services rendered (and agreed to be rendered in a written contract) having a value determined to be $65,000, the Company has agreed to issue to a person providing services to the Company an aggregate of 60,000 shares of Common Stock outright and up to 200,000 shares of Common Stock upon the occurrence of certain stipulated events. Moreover, the Company granted to this service provider options to purchase 430,000 shares of Common Stock at per-share purchase prices of $.25 (for 130,000 of the optioned shares), $.50 (for 100,000 of the optioned shares), $.75 (for 100,000 of the optioned shares) and $1.00 (for 100,000 of the optioned shares). The issuances of Common Stock and the options are claimed, and the issuances of the Common Stock underlying the options will be claimed, to be exempt pursuant to Regulation D under the Act.

         For services rendered (and agreed to be rendered in a written contract) having a value determined to be $90,000, the Company agreed to issue to a person providing legal services to the Company an aggregate of 80,000 shares of the Company's common stock. This issuance is claimed to be exempt pursuant to Regulation D under the Act.

         On April 12, 1999, the Company entered into a equity exchange with AMP3.com, LLC whereby the Company acquired a 5.0% interest in AMP3.com, in exchange for the issuance of 200,000 shares of the Company's common stock. This issuance is claimed to be exempt pursuant to Regulation D under the Act.

         On July 22, 1999, the Company agreed to issue to a person providing accounting services to the Company an aggregate of 50,000 shares of the Company's common stock for an aggregate purchase price of $20,000. This issuance is claimed to be exempt pursuant to Regulation D under the Act.

         On September 15, 1999, the Company exchanged 150,000 shares of the Company's common stock and an option to purchase up to 150,000 additional shares of the Company's common stock at a purchase price of $.40 per share for 500,000 shares of common stock of Linksxpress.com, Inc., warrants to purchase up to 1,000,000 shares of LinksXpress.com's common stock at a purchase price of $2.00 per share, and an options to purchase up to 500,000 shares of LinksXpress.com's common stock at purchase prices ranging from $.25 to $2.00 per share. The issuances of the Company's common stock outright and the option is claimed to be exempt, and the issuances of the common stock underlying the option will be claimed to be exempt, pursuant to Regulation D under the Act.

         For services rendered and agreed to be rendered, during the fiscal quarter ended December 31, 1999, the Company granted to one person providing services to the Company an option to purchase up to 1,000,000 shares of the Company's common stock and to another person providing services to the Company an option to purchase up to 400,000 such shares. The exercise price for the 1,000,000 optioned shares is $.21 per share, and the exercise price for the 400,000 optioned shares is $.50 per share. The issuances of these options are claimed to be exempt, and the issuances of the common stock underlying the options will be claimed to be exempt, pursuant to Regulation D under the Securities Act of 1933.

         For services rendered, during the fiscal quarter ended December 31, 1999, the Company issued to two persons providing services to the Company an aggregate of 110,000 shares of the Company's common stock. The issuances of these shares are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

         On January 21, 2000, the Company entered into a stock exchange with Crosspointe Net, Inc. ("CPNI") whereby the Company acquired a 7.5% interest in CPNI, in exchange for the issuance of 300,000 shares of the Company's common stock. This issuance is claimed to be exempt pursuant to Regulation D under the Act.

ITEM 27.  EXHIBITS

EXHIBIT INDEX

Exhibit No.       Description

3.01 Certificate of Incorporation of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997,
                  Item 27, Exhibit 3.01.

3.02              Bylaws of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2
                  (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.02.
4.01              Specimen Common Stock Certificate is incorporated herein by reference from the Company's Registration Statement on
                  Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 4.01.
4.02              Warrant Agreement dated December 15, 1997 between the Company and American Stock Transfer & Trust Company is
                  incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635)
                  filed December 29, 1997, Item 27, Exhibit 4.02.
4.03              First Amendment to Agreement dated March 31, 1998 between the Company and American Stock Transfer Company & Trust
                  Company is incorporated herein by reference from Amendment No. 2 to the Company's Registration Statement on Form
                  SB-2/A (SEC File No. 333-41635) filed April 21, 1998, Item 27, Exhibit 4.03.
4.04              Second Amendment to Agreement dated April 15, 1998 between the Company and American Stock Transfer Company & Trust
                  Company is incorporated herein by reference from the Company's Registration Statement on Form SB- 2/A (SEC File
                  No. 333-74381) filed March 15, 1999, Item 27, Exhibit 4.04.
5.01              Opinion and Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar, as to the legality of securities being registered.
10.01             Agreement dated November 15, 1997 between the Company and LS Capital Corporation is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997,
                  Item 27, Exhibit 10.01.
10.02             Employment Agreement dated December 1, 1997 by and between the Company and Greg J. Micek is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997,
                  Item 27, Exhibit 10.02.
10.03             Stock Option Agreement dated December 1, 1997 executed by the Company in favor of Greg J. Micek is incorporated herein by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-41635) filed February 27, 1998, Item 27, Exhibit 10.03.
10.04             Stock Option Agreement dated December 17, 1997 executed by the Company in favor of Dudley R. Anderson is incorporated herein by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2/A (SEC
                  File No. 333-41635) filed February 27, 1998, Item 27, Exhibit 10.04.
10.05             Stock Option Agreement dated December 1, 1997 executed by the Company in favor of Kevin Dotson is incorporated herein by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-41635) filed February 27, 1998, Item 27, Exhibit 10.05.
10.06             Stock Option Agreement dated December 1, 1997 executed by the Company in favor of G-2 Advertising is incorporated herein by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-41635) filed February 27, 1998, Item 27, Exhibit 10.06.
10.07             First Amendment dated April 14, 1998 to Agreement dated November 15, 1997 between the Company and LS Capital
                  Corporation is incorporated herein by reference from Amendment No. 2 to the Company's Registration Statement on
                  Form SB-2/A (SEC File No. 333-41635) filed April 21, 1998, Item 27, Exhibit 10.07.
10.08             Agreement dated April 20, 1998 between the Company and LS Capital Corporation is incorporated herein by reference from Amendment No. 2 to the Company's Registration Statement on Form SB-2/A (SEC File No. 333-41635) filed April
                  21, 1998, Item 27, Exhibit 10.08.
10.09             Asset  Purchase  Agreement  dated  July 31,  1998 by and among
                  Market Data Corporation and Time Financial Services,  Inc. (as
                  sellers) and the Company (as purchaser) is incorporated herein by reference from the Company's (SEC File No. 0-24001) Current
                  Report on Form 8-K dated July 31,  1998,  Item  7(c),  Exhibit
                  10.01.

10.10             Agreement dated August 3, 1998 by and between Equitrust Mortgage Corporation and the Company is incorporated herein by reference from the Company's Current Report on Form 8-K dated July 31, 1998 (SEC File No. 0- 24001),
                  Item 7(c), Exhibit 10.02.
10.11             Promissory Note dated August 3, 1998 in the original principal amount of $50,000 made payable by the Company to the order of Equitrust Mortgage Corporation is incorporated herein by reference from the Company's Current Report on Form 8-K dated July 31, 1998 (SEC File No. 0-24001), Item 7(c), Exhibit 10.02.
10.12             Consulting  Services  Agreement dated February 15, 1999 by and between the Company and Tanye Capital  Corp.  is  incorporated herein by reference from the Company's  Registration Statement on Form SB-2/A (SEC File No.  333-74381) filed March 15, 1999,
                  Item 27, Exhibit 10.12.

10.13             Master Services Agreement dated March 1999 between the Company and Lernout & Hauspie Speech Products, S.A./N.V. is
                  incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB for the
                  year ended June 30, 1998 Item 13(a), Exhibit 10.13.
10.14             Exchange Agreement dated April 12, 1999 between the Company and AMP3.com, LLC is incorporated herein by reference from the Company's (SEC File No. 0- 24001) Annual Report on Form 10-KSB for the year ended June 30, 1998 Item
                  13(a), Exhibit 10.14.
10.15             Agreement dated September 17, 1999 between the Company and LinksXpress.com, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the quarter ended
                  September 30, 1999 Item 6(a), Exhibit 10.1.
10.16             Stock Option Agreement dated September 17, 1999 executed by the Company in favor of LinksXpress.com, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the
                  quarter ended September 30, 1999 Item 6(a), Exhibit 10.2.
10.17             Stock Option Agreement dated September 17, 1999 executed by LinksXpress.com, Inc. in favor of the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the
                  quarter ended September 30, 1999 Item 6(a), Exhibit 10.3.
10.18             Warrant dated September 17, 1999 executed by LinksXpress.com, Inc. in favor of the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the quarter ended
                  September 30, 1999 Item 6(a), Exhibit 10.4.
10.19             Stock Purchase Agreement dated December 21, 1999 between the Company and LinksXpress.com, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999 Item 6(a), Exhibit 10.1.
10.20             Stock Purchase Agreement dated January 21, 2000 between the Company and Crosspointe Net, Inc. is incorporated herein by reference from Amendment No. 3 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-74381) filed March 16, 2000, Item 27, Exhibit 10.20.
10.21             Stock Purchase Agreement dated September 20, 1999 between the Company and LinksXpress.com, Inc. is incorporated herein by reference from Amendment No. 3 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-74381) filed March 16, 2000, Item 27, Exhibit 10.21.
10.22             Stock Option Agreement dated November 7, 1999 executed by the Company in favor of Carlo Pellegrini is incorporated herein by reference from Amendment No. 3 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-74381) filed March 16, 2000, Item 27, Exhibit 10.22.
10.23             Stock Option Agreement dated December 15, 1999 between the Company and Ken Gooley.
21.01             Subsidiaries of Registrant
23.01             Consent of Malone & Bailey, PLLC
23.02             Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar, contained in Exhibit 5.01.
25.1              Power of Attorney (included on the signature page thereto)
99.01             The Company's Year 2000 Consultant Compensation Plan is incorporated herein by reference from the Company's
                  Registration Statement on Form S-8 (SEC File No. 333-96057) filed February 3, 2000, Item 8, Exhibit 4.02.
99.02             The Company's Year 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from Amendment No.3 to the Company's  Registration Statement on Form SB-2/A (SEC File
                  No.333-74381) filed March 16, 2000, Item 27, Exhibit 99.02.


ITEM 28.  UNDERTAKINGS

         A.       The undersigned Registrant will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

                  (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         B. (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on March 27, 2000.

                                          JVWEB INC.

                                          By: /s/ Greg J. Micek
                                          Greg J. Micek
                                          (Principal Executive Officer,
                                          Principal Financial Officer and
                                          Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                            Title                               Date

/s/ Greg. J. Micek           Director and President              March 27, 2000
Greg J. Micek                (Principal Executive Officer,
                             Principal Financial Officer, and
                             Principal Accounting Officer)

/s/ Lewis E. Ball            Director                            March 27, 2000
Lewis E. Ball

                                  EXHIBIT INDEX


Exhibit No.       Description

3.01 Certificate of Incorporation of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997,
                  Item 27, Exhibit 3.01.

3.02              Bylaws of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2
                  (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.02.
4.01              Specimen Common Stock Certificate is incorporated herein by reference from the Company's Registration Statement on
                  Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 4.01.
4.02              Warrant Agreement dated December 15, 1997 between the Company and American Stock Transfer & Trust Company is
                  incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635)
                  filed December 29, 1997, Item 27, Exhibit 4.02.
4.03              First Amendment to Agreement dated March 31, 1998 between the Company and American Stock Transfer Company & Trust
                  Company is incorporated herein by reference from Amendment No. 2 to the Company's Registration Statement on Form
                  SB-2/A (SEC File No. 333-41635) filed April 21, 1998, Item 27, Exhibit 4.03.
4.04              Second Amendment to Agreement dated April 15, 1998 between the Company and American Stock Transfer Company & Trust
                  Company is incorporated herein by reference from the Company's Registration Statement on Form SB- 2/A (SEC File
                  No. 333-74381) filed March 15, 1999, Item 27, Exhibit 4.04.
5.01              Opinion and Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar, as to the legality of securities being registered.
10.01             Agreement dated November 15, 1997 between the Company and LS Capital Corporation is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997,
                  Item 27, Exhibit 10.01.
10.02             Employment Agreement dated December 1, 1997 by and between the Company and Greg J. Micek is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997,
                  Item 27, Exhibit 10.02.
10.03             Stock Option Agreement dated December 1, 1997 executed by the Company in favor of Greg J. Micek is incorporated herein by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-41635) filed February 27, 1998, Item 27, Exhibit 10.03.
10.04             Stock Option Agreement dated December 17, 1997 executed by the Company in favor of Dudley R. Anderson is incorporated herein by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2/A (SEC
                  File No. 333-41635) filed February 27, 1998, Item 27, Exhibit 10.04.
10.05             Stock Option Agreement dated December 1, 1997 executed by the Company in favor of Kevin Dotson is incorporated herein by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-41635) filed February 27, 1998, Item 27, Exhibit 10.05.
10.06             Stock Option Agreement dated December 1, 1997 executed by the Company in favor of G-2 Advertising is incorporated herein by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-41635) filed February 27, 1998, Item 27, Exhibit 10.06.
10.07             First Amendment dated April 14, 1998 to Agreement dated November 15, 1997 between the Company and LS Capital
                  Corporation is incorporated herein by reference from Amendment No. 2 to the Company's Registration Statement on
                  Form SB-2/A (SEC File No. 333-41635) filed April 21, 1998, Item 27, Exhibit 10.07.
10.08             Agreement dated April 20, 1998 between the Company and LS Capital Corporation is incorporated herein by reference from Amendment No. 2 to the Company's Registration Statement on Form SB-2/A (SEC File No. 333-41635) filed April
                  21, 1998, Item 27, Exhibit 10.08.
10.09             Asset  Purchase  Agreement  dated  July 31,  1998 by and among
                  Market Data Corporation and Time Financial Services,  Inc. (as
                  sellers) and the Company (as purchaser) is incorporated herein by reference from the Company's (SEC File No. 0-24001) Current
                  Report on Form 8-K dated July 31,  1998,  Item  7(c),  Exhibit
                  10.01.

10.10             Agreement dated August 3, 1998 by and between Equitrust Mortgage Corporation and the Company is incorporated herein by reference from the Company's Current Report on Form 8-K dated July 31, 1998 (SEC File No. 0- 24001),
                  Item 7(c), Exhibit 10.02.
10.11             Promissory Note dated August 3, 1998 in the original principal amount of $50,000 made payable by the Company to the order of Equitrust Mortgage Corporation is incorporated herein by reference from the Company's Current Report on Form 8-K dated July 31, 1998 (SEC File No. 0-24001), Item 7(c), Exhibit 10.02.
10.12             Consulting  Services  Agreement dated February 15, 1999 by and between the Company and Tanye Capital  Corp.  is  incorporated herein by reference from the Company's  Registration Statement on Form SB-2/A (SEC File No.  333-74381) filed March 15, 1999,
                  Item 27, Exhibit 10.12.

10.13             Master Services Agreement dated March 1999 between the Company and Lernout & Hauspie Speech Products, S.A./N.V. is
                  incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB for the
                  year ended June 30, 1998 Item 13(a), Exhibit 10.13.
10.14             Exchange Agreement dated April 12, 1999 between the Company and AMP3.com, LLC is incorporated herein by reference from the Company's (SEC File No. 0- 24001) Annual Report on Form 10-KSB for the year ended June 30, 1998 Item
                  13(a), Exhibit 10.14.
10.15             Agreement dated September 17, 1999 between the Company and LinksXpress.com, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the quarter ended
                  September 30, 1999 Item 6(a), Exhibit 10.1.
10.16             Stock Option Agreement dated September 17, 1999 executed by the Company in favor of LinksXpress.com, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the
                  quarter ended September 30, 1999 Item 6(a), Exhibit 10.2.
10.17             Stock Option Agreement dated September 17, 1999 executed by LinksXpress.com, Inc. in favor of the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the
                  quarter ended September 30, 1999 Item 6(a), Exhibit 10.3.
10.18             Warrant dated September 17, 1999 executed by LinksXpress.com, Inc. in favor of the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the quarter ended
                  September 30, 1999 Item 6(a), Exhibit 10.4.
10.19             Stock Purchase Agreement dated December 21, 1999 between the Company and LinksXpress.com, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999 Item 6(a), Exhibit 10.1.
10.20             Stock Purchase Agreement dated January 21, 2000 between the Company and Crosspointe Net, Inc. is incorporated herein by reference from Amendment No. 3 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-74381) filed March 16, 2000, Item 27, Exhibit 10.20.
10.21             Stock Purchase Agreement dated September 20, 1999 between the Company and LinksXpress.com, Inc. is incorporated herein by reference from Amendment No. 3 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-74381) filed March 16, 2000, Item 27, Exhibit 10.21.
10.22             Stock Option Agreement dated November 7, 1999 executed by the Company in favor of Carlo Pellegrini is incorporated herein by reference from Amendment No. 3 to the Company's Registration Statement on Form SB-2/A (SEC File No.
                  333-74381) filed March 16, 2000, Item 27, Exhibit 10.22.
10.23             Stock Option Agreement dated December 15, 1999 between the Company and Ken Gooley.
21.01             Subsidiaries of Registrant
23.01             Consent of Malone & Bailey, PLLC
23.02             Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar, contained in Exhibit 5.01.
25.1              Power of Attorney (included on the signature page thereto)
99.01             The Company's Year 2000 Consultant Compensation Plan is incorporated herein by reference from the Company's
                  Registration Statement on Form S-8 (SEC File No. 333-96057) filed February 3, 2000, Item 8, Exhibit 4.02.
99.02.1           The Company's Year 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from Amendment No. 3 to the Company's Registration Statement on Form SB-2/A (SEC File No. 333-74381) filed March 16, 2000, Item 27,
                  Exhibit 99.02.